Exhibit 1.1

NORTH AMERICAN PALLADIUM LTD.

ANNUAL INFORMATION FORM

For the year ended December 31, 2014

Dated as of March 31, 2015

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
REPORTING CURRENCY, FINANCIAL AND RESERVE INFORMATION	2
CORPORATE STRUCTURE	3
DESCRIPTION OF THE BUSINESS AND GENERAL DEVELOPMENTS	4
Three Year History	4
Business Overview	10
General Description of Palladium	11
Palladium Supply and Demand Fundamentals	11
The Lac des Iles Property	13
Other Mineral Properties in Ontario	34
ENVIRONMENT	39
DIVIDENDS	40
CAPITAL STRUCTURE	40
MARKET FOR SECURITIES	43
PRIOR SALES	45
DIRECTORS AND EXECUTIVE OFFICERS	45
LEGAL PROCEEDINGS	51
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	52
TRANSFER AGENT AND REGISTRAR	52
MATERIAL CONTRACTS	52
INTERESTS OF EXPERTS	53
RISK FACTORS	53
AUDIT COMMITTEE INFORMATION	66
ADDITIONAL INFORMATION	67
MANDATE OF THE AUDIT COMMITTEE	69
IMPERIAL-METRIC CONVERSION TABLE	74
GLOSSARY OF TERMS	74

FORWARD-LOOKING STATEMENTS

This Annual Information Form (“AIF”) contains ‘forward-looking statements’ and/or ‘forward-looking information’, including future-oriented financial information, within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward looking statements. The words ‘expect’, ‘believe’, ‘forecast’, ‘anticipate’, ‘target’, ‘plan’, ‘may’, ‘will’, ‘intend’, ‘estimate’, and similar expressions identify forward-looking statements, although these words may not be present in all forward-looking statements.

Forward-looking statements included in this AIF include, without limitation: information as to the Company’s strategy, plans or future financial or operating performance, such as North American Palladium Ltd. and its subsidiaries (“NAP” or the “Company”) expansion plans at the Lac des Iles mine (“LDI Mine”), information pertaining to 2015 operating and financial information, development opportunities, project timelines, production plans or schedules, projected capital expenditures and closure cost estimates, extensions to mine life, sources of ore, liquidity, cost estimates, mining or milling methods, expected recoveries, statements with respect to exploration potential or projected exploration results, assumptions regarding metal prices and foreign exchange rates, reserve and resource estimates and other statements that express management’s expectations or estimates of future performance.

Forward-looking statements, including future-oriented financial information, are necessarily based on a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this AIF, which may prove to be incorrect, include, but are not limited to, the following:

•	that additional financing for the Company’s expansion plans will be available, including on reasonable terms;

•	that the LDI Mine will be and will remain viable operationally and economically;

•	that mill feed head grade, recovery rates and mill performance will be as expected at the LDI Mine;

•	that plans for mine production, mine development projects, mill production and exploration will proceed as expected and on budget;

•	that the Company will pursue future development projects;

•	that market fundamentals will result in reasonable demand and prices for palladium and by-product metals in the future;

•	that the Company will not be subject to any environmental disasters, significant regulatory changes or material labour disruptions;

•	that the Company’s interpretations of the ore body are accurate;

•	that the information and advice the Company has received from its employees, consultants and advisors relating to matters such as mineral resource and mineral reserve estimates, engineering, mine planning, metallurgy, permitting and environmental matters is reliable and correct and, in particular, that the models used to calculate mineral reserves and mineral resources are appropriate and accurate; and

•	that the Company and its contractors will be able to attract and retain sufficient qualified employees.

The Company cautions the reader that such forward-looking statements involve known and unknown risks that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: the possibility that commodity prices and foreign exchange rates may fluctuate; the risk that the Company may not be able to obtain financing necessary to continue its expansion plans; the risk that the Company may not be able to generate sufficient cash to service its indebtedness and may be forced to take other actions; the ability of the Company to comply with the terms of its loan agreements and convertible debentures; inherent risks associated with mining and processing including environmental hazards and risks to tailings capacity; the risk that permits and regulatory approvals necessary to conduct operations will not be available on a timely basis, on reasonable terms or at all; employment disruptions, including in connection with collective agreements between the Company and unions; uncertainty related to First Nations rights; the possibility that general economic conditions may deteriorate; the inability to meet production level and cost estimates; concentrate marketing and transportation risk; inaccuracy of mineral resource and reserve estimates; decreases in the market price of palladium or other metals may render the mining of reserves uneconomic; the demand for, and cost of, exploration, development and construction services; the risks related to future exploration programs, including the risk that future exploration will not replace mineral reserves and mineral resources that become depleted; the uncertainty as to the Company’s ability to achieve or maintain projected production levels at the LDI Mine; the potential uncertainty related to title to the Company’s mineral properties; environmental and other regulatory requirements; the costs of complying with environmental legislation and government regulations; loss of key personnel; competition from other producers of platinum group metals (“PGMs”) and from potential new producers; risks involved in current or future litigation (including class actions) or regulatory proceedings; the development of new technology or new alloys that could reduce the demand for palladium; risks related to the Company’s hedging strategies; lack of infrastructure necessary to develop the Company’s projects; the ability of the Company to maintain adequate internal control over financial reporting and disclosure controls and procedures.

All of the forward looking statements made in this AIF are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the projected results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The forward-looking statements are not guarantees of future performance. All forward looking statements in this AIF are made as at December 31, 2014, unless otherwise indicated, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

REPORTING CURRENCY, FINANCIAL AND RESERVE INFORMATION

The information in this AIF is presented as at December 31, 2014 unless otherwise indicated.

Unless otherwise indicated, all dollar amounts referred to herein are in Canadian dollars (“CAD”). References to “US” are to U.S. dollars.

Unless otherwise indicated, all financial information included herein has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Unless otherwise indicated, all reserve and resource estimates included in this annual information form have been prepared in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”), and reserve and resource information included herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, this document uses the terms “measured resources,” “indicated resources” and “inferred resources”. Investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that any part of a “measured resource” or “indicated resource” will ever be converted into a “reserve”. U.S. investors should also understand that “inferred resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any parts of “inferred resources” exist, are economically or legally mineable or will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. In addition, disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade, without reference to unit measures. Accordingly, information concerning mineral deposits set forth in this AIF may not be comparable with information made public by companies that report in accordance with U.S. standards.

CORPORATE STRUCTURE

The Company is the successor to Madeleine Mines Ltd., a company incorporated under the Mining Companies Act (Quebec) by letters patent in 1968. The Company completed its initial public offering in 1968 and has been listed with the Toronto Stock Exchange (the “TSX”) since December 19, 1968. In January 1992, Madeleine Mines Ltd. was amalgamated with 2945-2521 Quebec Inc. and the amalgamated company was wound up into the federally incorporated parent company, 2750538 Canada Inc. (“2750538”). 2750538 changed its name to Madeleine Mines Ltd. and, in June 1993, the name was changed to North American Palladium Ltd. The Company continues to exist under the Canada Business Corporations Act (“CBCA”). The Company has two wholly-owned subsidiaries: Lac des Iles Mines Ltd. (“LDI”) and 8616868 Canada Ltd. (“8616868”). On March 22, 2013, the Company sold its Quebec-based gold division, NAP Quebec Mines Ltd., which included the Vezza mine, the Sleeping Giant mine and mill complex and its nearby portfolio of exploration properties to Maudore Minerals Ltd.

In 1991, LDI was incorporated under the CBCA as a subsidiary of Madeleine Mines Ltd. to hold a 50% interest in the Lac des Iles palladium property located approximately 90 kilometres northwest of the City of Thunder Bay in the province of Ontario. In 1994, LDI acquired the remaining 50% interest in the Lac des Iles property from Sheridan Platinum Group Ltd. to become the sole owner of the property.

8616868 was incorporated under the CBCA on August 26, 2013. The Company, through 8616868, plans to carry out mineral exploration in Ontario and Quebec.

The Company’s head and registered office is located at 200 Bay Street, Suite 2350, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2J2, Canada, Telephone: (416) 360-7590, Facsimile: (416) 360-7709.

The following chart describes the Company’s subsidiaries, operating properties, and projects as at March 30, 2015. The percentage ownership is indicated for each entity.

DESCRIPTION OF THE BUSINESS AND GENERAL DEVELOPMENTS

Three Year History

2012

On January 17, 2012, the Company announced its intention to cease mining operations at the Sleeping Giant mine and that it would restructure the gold division, resulting in a non-cash impairment charge on the Company’s gold assets of approximately $50 million, which was reflected in fourth quarter 2011 financial results.

On January 30, 2012, the Company provided an update on the third and final tranche of drill results from its 2011 exploration program at the LDI Mine. Mineralization was discovered 300 metres to the west of the Offset, Cowboy and Outlaw zones and surface mineralization was encountered from trenches along the North VT Rim (northeast of the Lac des Iles open pit).

On February 24, 2012, the Company announced the appointment of Dr. David C. Peck as Head of Exploration of the Company, effective March 1, 2012.

On April 30, 2012, the Company announced the completion of a bought deal flow-through financing of 11,300,000 flow-through shares for total gross proceeds of $35,030,000.

On May 2, 2012, the Company entered into an agreement with Vale Canada Limited (“Vale”) for the smelting and refining of concentrate from the LDI Mine at the Vale Copper Cliff Nickel Smelter.

On May 3, 2012, the Company entered into an option and purchase agreement with Houston Lake Mining Inc. whereby the Company obtained an option to purchase a 100% interest in the Tib Lake property located northwest of the LDI Mine, subject to a 2.5% net smelter return (“NSR”) royalty in favour of a third party on a portion of the claims and a 2.5% NSR royalty in favour of Houston Lake Mining Inc. for the rest of the claims.

On July 9, 2012, after receiving necessary final production permits, the Company announced that it would delay commercial production at the Vezza project and begin exploring divestiture opportunities for its gold assets.

On July 10, 2012, the Company announced a bought deal financing of $43,000,000 principal amount of 6.15% convertible unsecured subordinated debentures with a maturity date of September 30, 2017. The offering was completed on July 31, 2012.

On July 16, 2012, the Company provided an update on its 2012 exploration program at the LDI Mine, including drill results from Offset Zone infill drilling, and confirmation that the area known as the Sheriff Zone located east of the Offset Zone extends to the surface.

On August 8, 2012, the Company released an updated mineral reserve and mineral resource estimate for the LDI Mine.

On September 13, 2012, the Company announced that its Chairman André Douchane would be appointed Interim Chief Executive Officer, replacing William Biggar who would be retiring effective September 30, 2012. The Company also announced that it commenced an executive search for a new permanent Chief Executive Officer.

On September 26, 2012, the Company entered into a purchase agreement with Platinex Inc. whereby the Company purchased a 100% interest in four unpatented mining claims near the Tib Lake property, subject to a 0.5% NSR royalty in favour of Platinex Inc.

On October 15, 2012, the Company provided a development update on its LDI Mine expansion, disclosing that the operation of the shaft was expected to be delayed until the third quarter of 2013 and all other development was progressing on schedule.

On November 30, 2012, the Company announced the completion of a bought deal flow-through financing of 2,425,000 flow-through shares of the Company on a private placement basis for total proceeds of $4,001,250.

On December 11, 2012, the Company provided an update on its exploration activities at the LDI Mine including infill and extension drilling targeting the Offset Zone, and other greenfields properties in Ontario.

On December 13, 2012, the Company announced the resignation of Jeffrey Swinoga, Vice President, Finance and Chief Financial Officer of the Company, effective January 4, 2013.

On December 19, 2012, Tess Lofsky was appointed Vice President, General Counsel and Corporate Secretary.

2013

On January 14, 2013, the Company provided a development update on its LDI Mine expansion. The Company disclosed that it had made significant progress advancing the critical aspects of the expansion including completion of the major construction components on surface, while shaft sinking was progressing well, in line with the Company’s scheduled rates of advancement.

On January 22, 2013, Dave Langille was appointed Chief Financial Officer of the Company.

On January 31, 2013, the Company provided an update on its drill results from the second half of its 2012 underground and surface exploration programs at the Lac des Iles property. Definition drilling resulted in broad zones of lower grade palladium mineralization, containing local higher-grade intervals which enhanced the Sheriff Zone near-surface resource potential.

On February 13, 2013, the Company announced the filing of a final base shelf prospectus allowing the Company to make offerings of Common Shares (including flow-through shares), debt securities, warrants and subscription receipts in an aggregate principal amount of up to US$300 million during the 25-month period that the shelf prospectus remains effective.

On February 19, 2013, the Company filed a new NI 43-101 report titled “Technical Report Lac des Iles Mine, Ontario, Incorporating Prefeasibility Study Offset Zone Phase 1” prepared by Tetra Tech WEI Inc. (“Tetra Tech”) for the LDI Mine (the “2013 LDI Report”), which included an initial mineral reserve estimate and prefeasibility study for Phase I of the Offset Zone. For the purposes of the 2013 LDI Report, the mineral reserves effective as at March 31, 2012 included the Phase I portion of the Offset Zone above the 990-metre mine level (4,490 metres elevation), which qualified due to density of drilling. The diluted mineable mineral reserves contained within the stope wireframe at a 2.5 grams per tonne (“g/t”) palladium cut-off grade were estimated to be 7,741,000 tonnes at a grade of 4.30 g/t palladium.

On February 21, 2013, the Company announced that at December 31, 2012, it had concluded that the recoverable amount of the gold division was lower than the carrying value. As a result, the Company recognized an impairment charge of $56.0 million on the gold division assets for the year ended December 31, 2012.

On March 4, 2013, the Company announced the appointment of Mr. Robert Quinn to the position of Chairman and that Mr. André Douchane would continue to perform Chief Executive Officer responsibilities.

On March 15, 2013, the Company announced that its board of directors (the “Board”) had adopted an advance notice by-law (the “By-Law”) to provide shareholders, directors and management of the Company with a clear framework for nominating directors for election to the Board and timely information in connection with such nominations. The shareholders of the Company confirmed and ratified the By-Law at the annual and special meeting of shareholders held on May 9, 2013. The full text of the By-Law can be found under NAP’s SEDAR profile at www.sedar.com.

On March 21, 2013, the Company announced the appointment of Mr. Phil du Toit as President and Chief Executive Officer effective March 25, 2013.

On March 22, 2013, the Company sold its Quebec-based gold division, NAP Quebec Mines Ltd., which included the Vezza mine, the Sleeping Giant mine and mill complex and its nearby portfolio of exploration properties to Maudore Minerals Ltd.

On May 6, 2013, the Company announced the resignation of Mr. Greg Struble as Vice President and Chief Operating Officer effective May 15, 2013.

On June 7, 2013, the Company entered into a subscription agreement in respect of a fully subscribed private placement of flow-through shares (the “Flow-Through Shares”) for aggregate gross proceeds of approximately $20 million. The Company issued the Flow-Through Shares in two tranches. The first tranche closed on June 19, 2013 and the second tranche closed on July 23, 2013.

On June 7, 2013, the Company extended its US$60 million operating line of credit (the “Credit Facility”) by an additional year to July 4, 2014.

On June 7, 2013, the Company announced the completion of a US$130 million term loan financing (the “Brookfield Debt”) with Brookfield Capital Partners Ltd. (“Brookfield”) which bears interest at 15% per annum and is due June 7, 2017. The Brookfield Debt was amended on November 29, 2013, resulting in an additional advance of US$21.4 million in cash to support the Company’s working capital needs and continue funding operating and capital expenditures at the LDI Mine. The cash received consisted of an additional US$15 million of term loan and a refund of US$6.4 million of cash interest previously paid to Brookfield, which was added to the existing facility. Pursuant to the amendment, the Company’s interest rate increased by 4% to 19%. The Brookfield Debt is secured by first priority security over the Company’s and LDI’s assets other than the accounts receivable and inventory.

On September 4, 2013, the Company announced the appointment of Mr. James E. Gallagher to the position of Chief Operating Officer effective October 1, 2013.

On September 5, 2013, the Company provided an update on its drill results from the first half of its 2013 underground and surface exploration program at the LDI Mine and announced that it had completed estimates for some near-surface mineral resources on the North VT Rim and the Sheriff Zone of the LDI property.

On October 21, 2013, the Company announced that it had begun hoisting material through the new shaft at the LDI Mine and that the production, service and auxiliary hoists were fully operational and the skipping system had been successfully tested with full loads of material. The Company also announced that it planned to defer Phase II of the shaft expansion at depth.

On November 14, 2013, the Company announced that the Phase I expansion, which entailed sinking a shaft to approximately 825 metres below surface and setting up the required infrastructure to mine and transport the underground Offset Zone ore, was essentially completed and operations were transitioning from ramp to shaft haulage with both ore and waste being hoisted through the shaft.

On December 23, 2013, the Company provided an update on its drill results from the second half of its 2013 underground and surface exploration program at the LDI Mine. Surface mineralization was discovered on the upper Roby Zone northeast extension.

2014

On January 31, 2014 and February 10, 2014, the Company closed the first tranche of a public offering of up to $75 million principal amount (in two tranches) of 7.5% convertible unsecured subordinated debentures and associated warrants for aggregate gross proceeds of $32 million. The warrants were subject to disinterested shareholder approval. On March 28, 2014, the Company held a special meeting of shareholders pursuant to which disinterested shareholders: (i) approved the exercise of the warrants associated with the $32 million first tranche offering of convertible debentures; (ii) approved the second tranche offering of up to $43 million of convertible debentures and associated warrants; and (iii) approved an alternative offering in the event that the second tranche offering is delayed or abandoned.

On February 12, 2014, the Company reported on the progress of its production ramp-up from the lower Offset Zone utilizing the new shaft infrastructure. Payable palladium production in January was approximately 15% above internal forecasts and the Company had started to benefit from ongoing mill improvements.

On March 21, 2014, the Company provided an update on its mineral reserve and mineral resource estimates and life of mine plan for the LDI Mine, as well as an update on 2014 operations and production. Total reserves were estimated to be 15.0 million tonnes at a grade of 2.8 g/t palladium. Palladium production and operating costs in January and February were ahead of guidance.

On March 31, 2014, the Company filed a new NI 43-101 report titled “Technical Report for Lac des Iles Mine, Ontario, Incorporating Prefeasibility Study of Life of Mine Plan” prepared by Tetra Tech (the “2014 LDI Report”). The report included an update on the previously announced mineral reserve and resource estimates and life of mine plan for the LDI Mine.

On April 11, 2014 and April 17, 2014, the Company closed the second tranche of the public offering of 7.5% convertible unsecured subordinated debentures and associated warrants for aggregate gross proceeds of $35 million. The total proceeds from the first and second tranche was $67 million.

On May 1, 2014, the Company entered into a proposed settlement in respect of the previously disclosed potential class action lawsuit pending in the Ontario Superior Court of Justice. Under the terms of the settlement, the Company’s insurance paid $2.4 million for the benefit of the settlement class. There was no admission of any wrongdoing by the Company or its officers and directors. The settlement was approved by the Court on September 16, 2014.

On June 23, 2014, the Company held its Annual General and Special Meeting of Shareholders. Two new directors were elected to the board of directors, John W. Jentz and Alfred L. Hills. The shareholders also approved the continuation of the shareholder rights plan (the “Rights Plan”). The full text of the Rights Plan can be found under NAP’s SEDAR profile at www.sedar.com.

On July 7, 2014, the Company announced that it had paid US$23.4 million to its senior secured term loan lender representing US$16.2 million of accrued interest and US$7.2 million of the associated pre-payment fee. Effective June 30, 2014, the Company reverted to a 15% annual interest rate on the senior secured term loan. Additionally, the Company extended its US$60 million Credit Facility by an additional year to July 3, 2015.

On July 30, 2014 the Company announced the highlights of its second quarter 2014 drilling program for the Upper Southeast, Upper North, Lower Central and Lower North Offset Zone targets. Limited drilling on the Lower Central Offset Zone confirmed that the zone extends to at least 1,150 meters depth.

On October 16, 2014 the Company announced third quarter drilling results from the exploration program. Highlights included encouraging results from the ongoing extension and conversion drilling program targeting the Lower, North and Upper parts of the Offset Zone. In addition, surface drilling completed in the third quarter outlined a new zone (the “Powerline Zone”) of high-grade mineralization exposed at surface, adjacent to the Roby Zone open pit.

On December 11, 2014 the Company provided an update for selected operating results for the months of October and November and year to date from the ongoing successful ramp-up of its operations. The Company announced that the trial full time mill run initiated at the start of the fourth quarter was performing well.

2015 Year to Date

On January 12, 2015, the Company announced the filing of a final base shelf prospectus allowing the Company to make offerings of Common Shares (including flow-through shares), debt securities, warrants and subscription receipts in an aggregate principal amount of up to US$150 million during the 25-month period that the shelf prospectus remains effective.

On February 10, 2015, the Company provided an update on fourth quarter drilling results from the 2014 exploration program. Multiple intersections of palladium mineralization over significant core lengths were reported from both the Lower Offset Zone and the outcropping Powerline Zone.

On February 25, 2015, the Company provided an update on its mineral reserve and mineral resource estimates for the LDI Mine. The update included increases to reserves to reflect depletion from mining activities in 2014 and conversion of RGO stockpile resources to reserves, as well as increases to resources to reflect additional resources in the Offset Zone and Roby Zone open pit, as well as newly delineated resources near surface.

On March 27, 2015, the Company filed a new NI 43-101 report titled “NI 43-101 Technical Report for Lac des Iles Mine, Ontario, Incorporating a Preliminary Economic Assessment of the Mine Expansion Plan” prepared by “Qualified Persons” employed by the Company, Hatch Ltd. and independent consultants (the “PEA”). The report includes an evaluation of an open pit expansion and an evaluation of a potential shaft extension (“Phase 2 Expansion”). The PEA concludes that opportunities exist for an open pit expansion project, and recommends further drilling and technical investigation to ensure the best business case for the Phase 2 Expansion. The PEA is at a scoping level and is preliminary in nature. The Phase 2 Expansion includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves.

The Company has not yet prepared its interim condensed consolidated financial statements for the quarter ended March 31, 2015. In advance of the end of the quarter ended March 31, 2015, the Company has become aware of potential violations of certain financial covenants under the Credit Facility and the Brookfield Debt which may occur as of the March 31, 2015 compliance date, subject to the finalization of the Company’s covenant calculations as at that date. The Company has obtained waivers providing temporary relief with respect to compliance with these covenants and anticipates obtaining amendments with respect to compliance with these covenants; however there is no assurance that such amendments will be obtained. The consequences of an event of default are described below in Risk Factors – The Company may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness; and – The Credit Facility, the 2012 Debentures, the Series 1 and Series 2 Debentures and the Brookfield Debt provide for events of default, some of which may be beyond the Company’s control. The Company’s ability to continue as a going concern is dependent on the Company’s ability to comply with the existing covenants or obtain the necessary waivers or amendments to the covenants, or if required, obtain necessary refinancing. In addition, the certainty of the Company’s ability to meet debt covenant requirements in the future is dependent upon several factors including, but not limited to, operational performance, market conditions and commodity prices.

Business Overview

The following contains forward-looking statements and future-oriented financial information about the Company’s business. Reference should be made to “Forward-Looking Statements” on page 1. For a description of material factors that could cause the Company’s actual results to differ materially from the forward-looking statements in the following, please see “Risk Factors” beginning on page 53.

North American Palladium Ltd. is an established precious metals producer that has been operating its flagship LDI Mine in Ontario, Canada since 1993. The Company’s vision is to become a low cost mid-tier precious metals producer operating in mining friendly jurisdictions. LDI is one of two primary palladium (“Pd”) producers in the world, offering investors exposure to the price of palladium.

The Lac des Iles property (including the LDI Mine and mill complex) is the Company’s only material property. The primary underground deposits on the property are the Offset and Roby zones. The Company completed Phase 1 of the underground mine expansion in 2013, including the construction of a mining shaft.

In 2014, the Company successfully transitioned from ramp access to shaft access. Operations were focused on the ramp up of underground mining using the new shaft and completion of upgrades to the ore handling system to access new and deeper mining areas of the Offset Zone. The Company also conducted an exploration program in 2014 that primarily targeted the lower portion of the Offset Zone.

For the 2014 fiscal year, the Company’s revenue totalled $220.1 million. The Company’s revenue by commodity totalled $159.4 million for palladium, $19.6 million for platinum, $16.6 million for gold, $14.2 million for nickel, $10.2 million for copper and $0.1 million for other metals, representing approximately 72.4%, 8.9%, 7.5%, 6.5%, 4.6% and 0.05% respectively of its total consolidated revenue.

As of December 31, 2014, the Company had 447 employees. Of this number, 413 employees worked at the Lac des Iles property, 15 out of an exploration office in Thunder Bay, 8 at the Company’s finance and administration office in Thunder Bay and 11 at the Company’s corporate head office in Toronto.

The PEA evaluates the economic potential of an open pit expansion and a potential Phase 2 mine expansion. The PEA concludes that opportunities exist for an open pit expansion project that, when combined with the current mine plan, extends the life of mine to 2029. The Company plans to continue to drill at depth and optimize engineering in support of a potential Phase 2 expansion.

There remains significant exploration upside at the LDI Mine, which is complemented by the LDI Mine’s established infrastructure. Management will focus on advancing work to potentially extend the life of mine and is actively engaged in significant exploration programs aimed at increasing its mineral reserves and mineral resources.

Outside of the LDI Mine property, the Company’s regional platinum group elements (“PGE”) greenfields properties cover approximately 47,714 hectares (117,904 acres), including several of the most prospective mafic complexes in the area. The Company remains committed to maintaining a portfolio of exploration-stage projects at and near the LDI Mine property. The Company also owns other advanced projects including 50% ownership of the Shebandowan West project.

General Description of Palladium

Palladium is one of the six platinum group metals. The other PGMs are platinum, rhodium, ruthenium, iridium and osmium. Platinum group metals are rare precious metals with unique physical characteristics that are used in diverse industrial applications and in jewellery. The unique characteristics of PGMs include: (1) strong catalytic properties; (2) excellent conductivity and ductility; (3) a high level of resistance to corrosion; (4) strength and durability; and (5) a high melting point.

Demand for palladium is diversified by geography and end market. Palladium is primarily used in the manufacture of catalytic converters in the automotive industry, in the manufacture of jewellery and electronics, and in dental and chemical applications. As a precious metal, there is also investment demand for palladium in the form of doré bars, generally held as physical inventory by exchange traded funds (“ETFs”) and institutional investors.

Palladium is typically produced as a by-product metal from either platinum mines in the Republic of South Africa (approximately 37% of world mine production) or Norilsk Nickel’s mines in Russia (approximately 40% of world mine production). North America contributes approximately 14% to the world’s supply of palladium.

The Company produces concentrate at the Lac des Iles mill and may sell the concentrate directly to smelters for processing, into the spot market, or may sell refined palladium directly to end users. In each instance the price for palladium is expected to be determined with reference to prevailing spot market prices.

Palladium Supply and Demand Fundamentals

Mine Supply

There are very few palladium producing regions worldwide and few known economically viable ore bodies. Russia and South Africa, which are known to be higher-risk jurisdictions, account for almost 80% of global mine palladium production, which was estimated to be approximately 4.9 million ounces in 2013. Growth in palladium mine supply is constrained, due to political, infrastructure cost and labour issues in South Africa; declining palladium production in Russia; and a limited number of new projects on the horizon in the near term.

In particular, South African production is challenged by deeper mines, power and water limitations, higher operating costs, geopolitical risks, shortage of skilled labour, and labour disruptions. There do not appear to be any near-term solutions in place and as a result, growth in the South African PGM mining industry has been decreasing.

Secondary Supply

Secondary supply is derived from recycling (which is estimated to have contributed approximately 1.6 million ounces in 2013) and from a Russian government stockpile. The stockpile is believed to have contributed about 1 million ounces per year to the market in the past decade, and was consequently considered to be a major overhang on the palladium price. It is estimated by industry experts that the Russian stockpile contribution in 2013 was approximately 200,000 ounces. Accordingly, this stockpile is now believed to be essentially depleted, and no longer a significant contributor to secondary supply.

Fabrication Demand

The primary source of fabrication demand is from the automotive sector, which consumes approximately 67% of world palladium production for the manufacture of catalytic converters. Palladium is used in a car’s exhaust system to help reduce harmful emissions into the environment by converting them into less harmful carbon dioxide, nitrogen and water vapour. Palladium, platinum and rhodium are the primary components in catalytic converters.

Growth in the automotive sector is strongly correlated with growth in the global economy. Since the financial crisis of 2008, global production of vehicles and demand for palladium have been increasing every year. Another factor that has contributed to increasing palladium demand in the automotive sector is the continued substitution of platinum for palladium in diesel applications. These factors have contributed to strong sales growth in North America, China and Europe.

Other sources of fabrication demand include: 12% from electronics, 5% from dental, 5% from chemical, and 5% from jewellery. In the electronics industry, demand for palladium has been rising in recent years. This increase is largely attributable to an increase in demand for palladium bearing semiconductors that are used in many electronic devices, including smart phones, tablets, notebooks, and other home electronics. In the dental industry, palladium is widely used in alloys for dental restoration. Palladium is also used in the manufacture of jewellery and may be used either on its own or as an alloy in white gold. Additionally, palladium is used in crude oil refining catalysts, chemical process catalysts and various chemical applications, including the manufacture of paints, adhesives, fibres and coatings.

Investment Demand

An important macroeconomic trend has been the increase in demand for palladium for investment purposes. Strong investor sentiment for precious metals has provided support for a favourable palladium pricing environment. Increased participation by a greater variety of market participants, the resulting improvement in liquidity and the introduction of new investment vehicles are all improving investment demand for palladium.

Like gold, platinum and silver, palladium is increasingly viewed as an attractive precious metal that can help diversify investment portfolios. Together, the ETFs are believed to hold over 2 million ounces, and they are physically backed by palladium bars.

Price Outlook

The palladium market is forecasted by industry experts to remain in a substantial supply deficit resulting in strong prices. Strong fabrication demand will be the dominant factor. As well, there are continued uncertainties on the supply side due to operational challenges in South Africa, possible sanctions by the West against Russia for geopolitical events, and the belief that the Russian palladium stockpile is essentially depleted.

In 2014, the average price of palladium was US$803 per ounce, ranging from a low of US$702 per ounce, to a high of US$911 per ounce. As of March 30, 2015, the price of palladium was US$735 per ounce.

The Lac des Iles Property

For a description of the meaning of certain technical terms used in this AIF, please see the “Glossary of Terms” beginning on page 74.

The Company’s only material property is the Lac des Iles property. The property is located approximately 90 kilometres northwest of the City of Thunder Bay, Ontario, Canada. The property consists of an open pit, an underground mine accessible by ramp or by shaft, and a mill with a nominal capacity of approximately 15,000 tonnes per day. The primary deposits on the property are the Roby Zone and the Offset Zone; both disseminated magmatic nickel-copper-PGM deposits. The Company has also identified other mineralized areas on the property, including the North VT Rim, Sheriff Zone, Powerline Zone, Baker Zone, and Moore Zone. The Cowboy and Outlaw Zones now form part of the area known as the Offset Footwall Zone.

The Company began mining the Roby Zone open pit in 1993 and in April of 2006, the Company also began commercial production underground by mining the higher grade portion of the Roby Zone. On October 29, 2008, the LDI Mine was placed on temporary care and maintenance due to declining metal prices during the global financial crisis.

On December 8, 2009, following improvements in palladium prices, the Company announced its intention to restart underground operations in the Roby Zone, and on April 14, 2010, the Company announced that it had resumed production from the Roby Zone.

In late 2010, the Company commenced the expansion of its LDI Mine in order to access the Offset Zone. The purpose of the expansion was to transition operations from mining via ramp access to mining via shaft while utilizing a high volume bulk mining method. As part of the expansion, the Company installed a shaft to a depth of approximately 825 metres below surface and extended the ramp from the Roby Zone to the Offset Zone.

Underground mining is currently occurring mainly in the Offset Zone between the 825 meter level and the 765 meter level, with some mining occurring between the 735 meter level and the 600 meter level. The chosen mining method is longhole open stoping with unconsolidated rock fill. This method takes into consideration a growing orebody, the future mining of potential expansion targets, and updated information pertaining to geotechnical effects on the Offset Zone’s rock mass. Crown and rib pillars are utilized to allow for the use of unconsolidated fill material and have been partially removed from the mining plan reflecting approximately a 50% future recovery.

The LDI Mine is currently operating with approximately 1.6 million tonnes of ore expected to come from underground mining and approximately 1 million tonnes of ore expected to come from surface processing, providing an overall mill feed of 2.6 million tonnes in 2015. Production from the shaft commenced in 2013, however some larger material still comes via truck haulage up the main ramp.

The following is an up-to-date description of the LDI property that has been summarized from the PEA filed on March 27, 2015, which is available for review on SEDAR at www.sedar.com, and is subject to, and is qualified in its entirety by reference to the PEA. The authors of the PEA are “Qualified Persons” under NI 43-101. The effective dates for the mineral reserve and mineral resource estimates for the LDI property are January 1, 2015 and February 2, 2015 respectively.

Property Description and Location

The LDI property is located at latitude 49°10’ north, longitude 89°37’ west, 90 kilometres northwest of the City of Thunder Bay in northwestern Ontario (Figure 1). The LDI property comprises approximately 8,623 hectares (21,307 acres) of mineral claims and leases. LDI, holds a 100% interest in six mining leases, comprising 3,513 hectares (8,680 acres). Contiguous with these leases are 54 mineral claims (consisting of 331 claim units) held 100% by LDI and covering 5,110 hectares (12,627 acres).

Figure 1: LDI property location map

On August 31, 1994, LDI, Sheridan Platinum Group Ltd. (“SPG”) and John Patrick Sheridan (“Sheridan”) entered into a royalty agreement pursuant to which SPG and Sheridan transferred certain LDI property claims and leases to LDI in exchange for a NSR royalty. Pursuant to the royalty agreement, NAP is required to pay SPG and Sheridan 5% of the NSR royalty at LDI Mine until the expiration of the LDI property leases or any renewal thereof.

The LDI property is underlain by mafic to ultramafic rocks of the Lac des Iles Intrusive Complex in the Wabigoon Subprovince of the Canadian Shield. The Intrusive Complex is an irregularly-shaped Neoarchean-age mafic-ultramafic intrusive body having maximum dimensions of approximately 9 kilometres in the north-south direction and approximately 4 kilometres in the east-west direction. The complex incorporates three discrete intrusive bodies: (i) the North Lac des Iles Intrusion (“NLDI”) characterized by a series of relatively flat-lying and nested ultramafic bodies with subordinate mafic rocks; (ii) the Mine Block Intrusion (“MBI”), described in detail below is host to all of the stated Lac des Iles mineral reserves and resources; and (iii) the South Lac des Iles Intrusion (“SLDI”), a predominantly mafic (gabbroic) intrusion having many similarities to the MBI in terms of rock types and textures.

To date, NAP’s exploration activities have been focused on the MBI with lesser, intermittent activity on both the NLDI and the SLDI. The MBI is a small, teardrop-shaped mafic complex with maximum dimensions of 3 kilometres by 1.5 kilometres and having an elongation in an east-northeast direction. The MBI consists of gabbroic (noritic) rocks and metamorphosed and/or hydrothermally altered equivalents with highly variable plagioclase-pyroxene proportions, textures, and structures. The MBI was emplaced into predominantly intermediate orthogneiss basement rocks. The MBI is dissected by a series of brittle to ductile faults and shear zones, some of which appear to control the distribution of higher-grade palladium mineralization. A major north-trending shear zone appears to have cut the western end of the MBI and is spatially associated with the development of high-grade palladium mineralization.

In the Company’s mineral reserve and mineral resource estimates, the resources contained in the Roby and Offset Zone deposits have been separated into discrete Hangingwall and Footwall Zones (See Figure 2 below). The Roby Zone deposit extends to a minimum depth of 650 metres below surface. It includes a thick Footwall Zone in the west (tens to hundreds of metres wide) and a thinner, approximately 5 to 20 metre thick Hangingwall Zone in the east. The Offset Zone deposit shows similar grade distributions to the Roby Zone. The former is believed to represent the along strike continuation of the Roby Zone deposit but having been displaced from the latter along the east-striking and north-dipping Offset Fault. The Offset Zone deposit remains open toward surface, to the southeast and at depth (greater than 1,500 metres below surface). The Offset Zone is host to a majority of the higher grade palladium resources on the LDI property and is the focus for current underground mine production, development and exploration drilling.

Figure 2: Type Geological Section through the Offset Zone Deposit (looking North through the central portion of the deposit)

The following are the mineralized zones on the LDI property:

Roby Zone

•

Main Roby Zone: The main part of the Roby Zone is a palladium-enriched disseminated sulphide deposit with a strike length of approximately 1,000 metres and a maximum width of approximately 800 metres. The Roby Zone deposit extends to a minimum depth of 650 metres below surface. The deposit includes a thick Footwall Zone in the west (tens to hundreds of metres wide) and a thinner, approximately 5 to 20 metre thick Hangingwall Zone in the east. Underground mining of the Roby Zone commenced in 2006 and has been confined to the higher-grade part of the deposit, the

Hangingwall Zone. By the end of 2012, most of the underground reserves in the Roby Hangingwall Zone had been mined out. However, most of the lower-grade footwall mineralization beneath the current floor of the Roby open pit is undeveloped.

•	Roby Zone Northeast Extension: Historical and recent exploration and infill drilling on the northern end of the Roby Zone has shown that the Roby Hangingwall Zone extends, at least intermittently, along an apparent curvilinear trend toward the northeast and possibly connects to the western end of the North VT Rim Zone. Additional infill and extension drilling will be required to assess whether economic grade-width palladium mineralization is developed along the Roby Northeast Extension.

•	Roby Zone Southeast Extension: An internal review of results obtained from historical drilling on the southern Roby Zone confirmed that the Hangingwall Zone extends beyond the southern limit of the historical resource shell until it reaches the Offset fault where it is abruptly terminated. As observed in the Northeast Extension, high-grade palladium mineralization tends to become narrower and more erratically distributed moving beyond the historical limits to the Hangingwall Zone resource shell. Nonetheless, the Roby Zone Southeast Extension remains a potential longer-term development opportunity that will be assessed through future engineering studies and economic analyses.

Offset Zone

•	Offset Zone: The Offset Zone is believed to represent the along strike continuation of the Roby Zone, having been displaced from the latter along the east-striking Offset fault. The magnitude of the displacement is estimated to be approximately 200 metres in the east-west direction and approximately 50-100 metres vertically. The Offset Zone was previously divided into three grade- and geology-based subzones: the High Grade Subzone, the Mid Subzone, and the Footwall Subzone. However, recent resource modeling completed in 2013 and 2014 indicates that from both a mining and geological perspective, the Footwall Subzone and Mid Subzone together with the former Cowboy and Outlaw Zones are more appropriately considered as a single unit of lower-grade mineralization displaying significant local grade variability, herein defined as the Offset Footwall Zone.

•	Offset Hangingwall Zone: Hangingwall Zone mineralization is a broadly stratabound unit of higher-grade palladium mineralization developed along a north-striking and steeply (east) dipping contact between the equigranular gabbro (“EGAB”) in the east and the varitextured gabbro (“VGAB”) hosted Footwall Zone in the west. Its width varies from 4 to 30 metres, with an average of 15 metres. Approximately 2% of the Offset Hangingwall Zone is occupied by late dikes (dilution) and approximately 1% is occupied by shears and faults. The southern part of the Hangingwall Zone appears to gradually disappear over a distance of 50 to 100 metres along strike and immediately to the south of the new shaft. Underground mining of the Offset Hangingwall Zone commenced in 2013 in the upper part of the currently defined reserves and resources.

•

Offset Footwall Zone: The lower-grade Offset Footwall Zone is equivalent to the Roby Footwall Zone. It is a north-striking mineralized package having widths of several tens of metres with its western boundary, a gradational one, being defined by the western limit of a 1g/t palladium grade shell. It has a sharp contact with the Offset Hangingwall Zone on its eastern margin. The exact western limit to the Offset Footwall Zone remains poorly constrained. Additional exploration drilling will be required to adequately define the position and form of the basement MBI contact and the full extent and quality of palladium mineralization on the footwall side of the Offset Zone deposit.

•	Upper Offset Southeast Extension Zone: Recent exploration drilling in 2013 and 2014 has shown that palladium mineralization having similar grades to the Offset Hangingwall Zone is locally present along a postulated southeast extension branch or “pantleg” to the main Offset Zone deposit that was interpreted from a 3D model of the EGAB unit in 2013. Drilling completed in 2014 has defined an east-west striking, moderately dipping zone having widths of 10 to 30 metres.

North VT Rim

•	North VT Rim Zone: The North VT Rim Zone is a greater than 2 kilometre long, east-to-northeast-striking mineralized zone consisting of sheared and altered VGAB and heterolithic gabbro breccia (“HGABBX”) and subordinate, boudinaged melanorite layers, mafic dikes, aplitic to pegmatitic granitic veins, and quartz veins. Palladium grades are extremely variable within the North VT Rim Zone and to date, no mineral reserves have been declared. Exploration has largely been restricted to trenching and shallow drilling, particularly in the westernmost end of the North VT Rim Subzone where a small near-surface mineral resource was defined in 2013.

•	Creek Subzone: Located approximately 2 kilometers northeast of the Roby Pit at the eastern end of the MBI, near the contact with the north Lac des Iles Intrusive Complex. No resource has been estimated for the Creek Subzone but additional exploration and resource definition drilling is planned.

Sheriff Zone

•	Sheriff Zone: The Sheriff Zone is a combination of the former Southeast Roby, Twilight and South Pit Zones connected through additional drilling and with some material recently moved into a NI 43-101 compliant resource. Definition drilling has identified a large-tonnage, low-grade resource that appears to track along an apparent north-striking structure (not yet recognized from surface mapping). The Sheriff Zone has been subdivided into North and South Subzones based on location relative to the Offset fault. The zone is generally poorly exposed.

•	Powerline Zone: Recent surface exploration drilling in the Sheriff North zone has identified an area of atypically high-grade palladium mineralization located within 60 m of surface. This mineralization is referred to as the Powerline Zone that occurs immediately south of the southern edge of the Twilight Zone pit. The Powerline Zone occurs in an area with abundant, narrow mafic and intermediate dykes.

Baker Zone

•	Baker Zone: Located approximately 500 metres to the south of the North VT Rim Zone in the central part of the MBI. The zone consists of a thin (less than 3 metres) and relatively flat-lying unit of low-grade PGE-copper-nickel mineralization.

Moore Zone

•	Moore Zone: A low-grade, presently uneconomic mineralized zone, located approximately 500 metres south of the current Roby open pit with similar lithologies and textures to other MBI breccias.

Figure 3: Geological map of the Lac des Iles MBI intrusion showing the location of the currently defined mineralized zones on the Lac des Iles mine property.

Summary of Permits

Approval	Reason for Approval	Expiration Date
PTTW 0020-97NJES, LDIM Lake	Approved withdraw of 24,000 L/min or 35,000,000 L/d	Expires May 23, 2020
PTTW-U/G #6467-96MN59	Approved withdraw of 18,180 L/min or 26,179,200 L/d	Expires April 18, 2023
PTTW Open Pit #8583-8WPL3N	Approved withdraw of 908 L/min 1,307,520 L/d	Expires July 30, 2018
LDIM Closure Plan	Approved the Project and is updated when changes to the mine site occur	Does not expire
Generator Registration Number	Allows the disposal of subject wastes, as per Regulation 501/01	Must be renewed using Ministry of Environment’s Hazardous Waste Information Network website on an annual basis
CofA Air 9997-6M4l3B	Air	Does not expire
CofA Sewage 2018-7X4HML	Industrial sewage works	Does not expire. Being amended with MOE
CofA Building 3-1404-98-006	Old administration building	Does not expire
CofA Sewage 8678-4QGGY5	Assay laboratory and mill	Does not expire
CofA Waste Management A900369	Provisional approval waste management system	Does not expire
CofA Waste Disposal Site A770072	Provisional approval waste disposal site	Does not expire

The Company reports that it holds all necessary approvals and permits for its current operations at the mine.

The Company is responsible for all costs of closure and reclamation at the LDI Mine. The LDI Mine closure plan provides for approximately $14.1 million of closure and restoration costs. This obligation of the Company is secured by a letter of credit in the amount of $14.1 million. LDI will be submitting a Closure Plan Amendment (“CPA”) this year for a tailings management facility (the “TMF”) expansion. The mine closure obligation will be revised in connection with the CPA to reflect the Company’s most current closure cost estimates, expected mine life and market rate assumptions.

Accessibility, Climate, Local Resources, Infrastructure and Physiology

The LDI property is located within the Superior Province of the Canadian Shield. The property is situated in a boreal forest region typified by uplands forested mostly by black spruce, birch, poplar, and jack pine, as well as low-lying areas comprising lakes, streams, and bogs. The topography of the site is favourable for the placement of facilities, being generally of low relief. Elevations on the LDI property range from 418 to 550 metres above sea level, excluding mining operations.

The LDI property is located approximately 90 kilometres northwest of the City of Thunder Bay. Access to the site is provided by a year-round gravel access road (which is open to the public and maintained by the Company) that connects to Provincial Highway 527 at a point 16 kilometres east of the mine. The nearest access to rail transport is at Thunder Bay approximately 90 kilometres to the south, or at Armstrong, Ontario, approximately 133 kilometres to the north. Air access is available in Thunder Bay and Armstrong, Ontario. Thunder Bay also has an international airport which is serviced by several major airlines. Thunder Bay provides most of the services and mine and mill consumables required by NAP’s LDI Mine, as well as access to experienced staff and personnel with good mining and processing expertise.

The LDI property experiences hot summers and cold winters, which are typical of the region. Maximum and minimum temperatures range from an extreme low of -30°C in the winter months to an extreme high of 38°C in the summer months. The average winter and summer temperatures are -13°C and 15°C, respectively. The area is snow covered for 5.5 months of the year, with the annual snowfall averaging approximately 150 centimetres. Mean annual rainfall is approximately 45.4 centimetres. Mill operations are enclosed and are not exposed to the weather other than feed inputs. Mining operations run continuously year-round, and while weather conditions are rarely severe enough to halt operations, it does impact safe traction on the access roads and ramps within the open pit.

The main facilities on the LDI property are: the operations camp; the main administration office; the tire shop; the mill complex; the open pit shops; the warehouse and operational offices; the open pit and stockpile area; the underground portal; ventilation accesses; the shaft; and the TMF.

In 2006, a 324-person operations camp and recreational complex was built in conjunction with the construction of the new mill. The construction camp, established in 2011 to accommodate added surface and underground construction workers during the peak construction period associated with readying the Offset Zone Phase I for production through the shaft facilities, has been decommissioned.

Water and sewer services are supplied independently for each facility and are considered by the Company to be adequate for current and projected needs. Expansion of potable water and sewer services were completed in 2011 for the underground workforce additions.

The Company intends on retaining its current practice of using natural elevation differences where possible, such that water is diverted away from buildings and drains away in existing ditches to the lower lying areas, for storm water management. There is no requirement for additional storm water management to be put in place as a result of future underground mining; however, expansion plans for the open pit will address the additional water that will enter the open pit/underground workings as a result of an increased catchment area due to the larger pit surface area.

Electrical power is supplied by Hydro One via a 115 kilovolt line to three main substations on-site. In December 2013, approval was received for LDI Mine to increase supply power from 38 to 47 megawatts from the Hydro One power grid.

The LDI Mine has been operating a TMF since 1990. The TMF has three sections, the South TMF, the West TMF and the East TMF, which are located adjacent to one another, southwest of the open pit. Tailings from future mining will be disposed of in the South and East TMF. The West TMF was closed upon reaching capacity and is undergoing progressive reclamation; however, LDI is currently evaluating alternate options for storage capacity which may include the West TMF. The tailings area is monitored according to industrial sewage works requirements set out by the Ministry of Environment (Ontario).

History

Geological investigations in the area began with reconnaissance mapping in the early 1930s and, sparked by the discovery of aeromagnetic anomalies in the late 1950s, began again in the late 1960s. Various exploration programs were undertaken over the next 25 years by a number of companies, including F.H. Jowsey Limited, Gunnex, Anaconda American Brass Limited, Boston Bay, and Madeleine Mines.

The Company acquired the LDI property in 1992, and open pit production commenced in 1993. The Company began mining underground in 2006, and until 2008 the Company operated a combined open pit and underground mine from the Roby Zone and a processing plant, producing a bulk nickel-copper-PGE concentrate with gold credits. In October of 2008, NAP announced that, due to depressed metal prices, it was temporarily placing the LDI property on care and maintenance.

When palladium prices began to recover in December 2009, NAP announced that it would restart operations exclusively from underground reserves. On April 14, 2010, NAP announced that the Roby underground mine was back in production, with a potential 2 to 3 year mine life.

In late 2010, the Company commenced its underground mine expansion to access the Offset Zone. The Offset Zone is believed to be the fault-offset, down-plunge extension of the Roby Zone, a disseminated magmatic nickel-copper-PGE deposit. Mine expansion plans consisted of shaft sinking and extension of the ramp from the Roby Zone to the Offset Zone.

In 2011, the Company balanced underground development with production, the LDI Mine produced palladium from the blending of underground ore with lower-grade surface stockpile sources. In 2012, the Roby Zone open pit was restarted and blended with underground production from the Roby Zone and Offset Zone. Mining of the first Offset Zone stope commenced in the fourth quarter of 2012.

In 2013, ore was primarily sourced from the Offset Zone, low-grade surface stockpiles and residual ore from the Roby Zone. Also, during Q4, 2013, the company began hoisting material through the new shaft and began transitioning from ramp to shaft haulage.

In 2014, LDI produced 174,195 oz. of palladium primarily sourced from the Offset Zone, low-grade surface stockpiles and residual ore from the Roby Zone.

Geological Setting

The LDI property is underlain by mafic to ultramafic rocks of the Archean LDI Intrusive Complex. The complex is the best documentation of a suite of Neoarchean mafic to ultramafic intrusive bodies occurring within a sub-circular area of approximately 35 kilometres by 40 kilometres in the Wabigoon Subprovince of the Canadian Shield. The intrusions are located immediately to the north of the Quetico Subprovince and directly west of the Nipigon embayment of the Mid-continent Rift System. See Roby Zone and Offset Zone described above.

Mineralization

PGE mineralization in the MBI is found in a variety of structural and geological settings but in general is characterized by the presence of small amounts (less than 1 to 3%) of fine- to medium-grained disseminated iron-copper-nickel sulphides within broadly stratabound zones of PGE and gold enrichment associated with VGAB rocks, coarse-grained noritic rocks and local, intensive zones of amphibolitization, chloritization and shearing. An important, distinguishing characteristic of the MBI mineralization relative to other PGE deposits is the consistently high palladium: platinum ratio, commonly averaging 10:1 or more in most of the known zones. Although many ideas have been advanced to account for the high palladium: platinum ratios, it remains equivocal what specific magmatic and/or postmagmatic processes have led to the extreme enrichment in palladium over platinum in the MBI. Sulphide mineralogy is dominated by pyrite with lesser pyrrhotite, chalcopyrite, pentlandite and millerite. Much of the nickel in the published resources appears to be hosted by silicate minerals (chlorite, amphibole). If this is correct, then this may be why the LDI mill reports low nickel recoveries (generally less than 40%).

Nearly all of the known mineralized zones in the MBI occur in the marginal units of the intrusion. In recent years, a much clearer picture of the relationship between previously interpreted disparate mineralized zones has emerged; based on over two decades of intensive exploration and development work on the LDI property. This picture can be summarized as follows:

•	The majority of the currently defined palladium-platinum-gold-copper-nickel mineral resources is restricted to the western end of the MBI and consists of a thicker but lower-grade Footwall Zone and a thinner, higher grade Hangingwall Zone.

•	The footwall portion of the Roby Zone has only been mined from the Roby open pit and is typically hosted by VGAB and HGABBX. This style of lower-grade palladium mineralization extends to the full strike and depth extent of both the Offset Zone and Roby Zone deposits and is also the dominant style of mineralization in the Twilight Zone, Sheriff Zone, and Baker Zone.

•	The higher-grade Hangingwall Zone in both the Roby and Offset Zone deposits is typically restricted to a schistose PYXT unit that is currently interpreted by NAP to represent an intensely hydrated and recrystallized (magmatic fluid alteration and metasomatism) melanocratic norite with schistosity and alteration having been focused along a steeply east-dipping and generally north-striking shear zone.

•	The Roby Zone and Offset Zone deposits were likely part of a single contiguous deposit that was subsequently pulled apart by predominantly dextral displacement along the east-northeast striking and north dipping Offset fault.

•	Satellite zones of palladium mineralization such as the Moore, Sheriff, and Baker Zones appear to represent localized development of similar styles of deformation, recrystallization, and textural and lithological variability that characterize the footwall portions of both the Roby Zone and Offset Zone deposits.

•

The North VT Rim Zone is currently interpreted to represent the along strike extension of the Roby Zone with palladium mineralization becoming telescoped into a less than one- to several-metre thick mineralized VGAB containing discontinuous decimetre- to metre-thick bands of more melanocratic and variably recrystallized norite. Palladium grades in the North VT Rim Zone show much more local-scale variability than is generally observed in the Roby Zone or Offset Zone deposits, including discontinuous bonanza grades of up to 63 g/t palladium over 1 metre. The mineralization in part follows and in part is cut by northeast-striking ductile shear zones that are sub-parallel to the strike of the northern margin of the MBI. A distinctive feature of the North VT Rim Zone palladium mineralization is the absence of visible sulphides and very low copper and nickel abundances.

•	The primary controls on the localization of economic grade and width palladium mineralization on the LDI property are currently interpreted as a combination of two contemporaneous and high-temperature magmatic processes:

•	a volatile-enriched magmatic fluid focused high-grade palladium mineralization and subordinate platinum, gold, copper and nickel within actively deforming major structures (i.e., magma-fluid pathways). This led to the development of the hangingwall portions of the Roby Zone and Offset Zone deposits that are hosted by schistose and filter-pressed melanocratic norite; and

•	accumulations (rarely exceeding one weight percent) of moderately PGE enriched magmatic sulphides in feeder faults and within the texturally heterogeneous marginal units of the MBI (e.g., VGAB-hosted Footwall Zones of the Roby and Offset deposits).

•	The palladium:platinum ratio increases systematically with palladium grade suggesting preferential fixing of palladium relative to platinum in the known, mineralized zones and especially in the schistose hanging wall portions of the Roby Zone and Offset Zone deposits. This is apparently a fairly unique, high temperature feature of the mineralizing processes at LDI relative to other, well-documented PGE (copper, nickel) deposits.

•	Well-defined greenschist to amphibolite facies hydration reactions affected all of the mineralized units in the MBI and are believed to be responsible for local redistribution of precious and base metals, but only on the grain-size scale to metre scale. These reactions do not appear to be the primary agents for development of high-grade palladium mineralization in the MBI.

Exploration

The LDI property has had more than 50 years of exploration by former explorers and LDI. The following sub-sections briefly describe the nature and extent of all relevant exploration work other than drilling.

Since 1998, LDI’s Exploration Department, working in a 6 km by 6 km area surrounding the LDI mine, has collected 21,802 precisely located surface samples. These were mainly analysed using commercial multi-element packages. All 21,802 samples have palladium, platinum and gold results. 16,436 samples also have copper and nickel results. These samples are concentrated on the MBI. High-grade palladium samples (>4ppm palladium) occur in varitextured gabbro around the MBI along the North VT Rim and South VT Rim and centrally at the Baker Zone. Elevated palladium occurs south and southwest of the Roby Pit in noritic intrusions that were mapped by Anaconda in the 1960’s and by Texasgulf in the 1970’s as containing pyrrhotite and chalcopyrite disseminations. Researching sources of old data and digitally reviewing it with what is now known provides accelerated testing and implementation of new targeting ideas. In this case it is invaluable as mine tailings covers some of these outcrops requiring geological modelling, geophysical surveys and targeted drilling to fully advance these targets.

The LDI exploration team uses historic blasthole palladium geochemical data from the Roby Open pit to define and characterize palladium-enriched geological units within the orebody. This provides excellent location and analytical accuracy and precision that is commonly lost in ore deposit summaries. The Company is presently reviewing the blasthole data on 25 m levels to derive patterns that can be applied to locating these nearer surface zones below the Offset Fault.

The team also uses magnetic properties as a direct means to prioritize exploration targets in favourable geological and geochemical settings. This extends to subsurface exploration where in hole magnetic susceptibility data and downhole magnetic field strength, bearing and inclination survey data can be used to vector to offhole magnetic anomalies. Airborne and ground geophysical surveys on the property include magnetometer, EM, IP, VLF and magnetotelluric surveys.

Periodic comparison of old and recent geophysical surveys with current geological models has resulted in refinements to structural geological interpretations of faults including revised estimates of the magnitude and sense of the displacement. This directly assists targeting poorly documented areas below a fault by applying the estimated displacement from a known mineralized zone above that fault.

Targeted surveying of fractures in the Roby Pit walls is being integrated into 3D geological models that characterize the minor displacements to mineralized zones that we see in the Roby block model. Use of drill log descriptions of fracture zones and Rock Quality Designation measurements also help identify the major structures that regularly offset mineralization at LDI. Combining geological, geophysical and geochemical results has resulted in the current exploration targets on the Mine Block property.

Drilling

Prior owners of the LDI Mine drilled 143 holes totalling 22,862 metres on the LDI property before 1986. The Company and its predecessor and subsidiary companies have drilled 2,100 holes totalling 741,930 metres on the LDI property since 1986.

Exploration drilling statistics for the calendar year ending December 31, 2014 include:

•	66 holes and 36,309 metres on the Mine Block Intrusion;

•	39 holes and 33,415 metres on the Offset Zone including the Lower Offset Zone, the Upper Offset Zone and the Upper Offset southeast extension target;

•	26 holes and 2,688 metres on the Powerline Zone; and

•	1 hole and 207 meters on other surface targets.

All underground and surface NQ core drilling within the MBI from January to April 2013 was completed by Major Drilling Group International of Moncton, New Brunswick. All surface NQ drilling from June to October 2013 was completed by Orbit Garant Drilling Inc. of Val d’Or, Quebec. All drilling in 2014 was completed by Orbit Garant Drilling Inc.

Sampling and Analysis, and Security of Samples

All of the 2014 LDI program core samples were processed and secured in the Exploration Department’s logging and core sawing facilities at the LDI mine site. Selected drill core intervals were sawn in half using Vancon core saws. One half of the sample was submitted for analysis while the other half sample was returned to the corebox. After completion of sampling, all coreboxes were palletized, band strapped and stored on the LDI site. The samples for analysis were packaged in rice bags with the tops secured by zip ties. For the 2014 series drilling, NAP used ALS Minerals (“ALS”) which has preparation facilities in Thunder Bay, Ontario and analytical facilities in North Vancouver, British Columbia. The North American ALS analytical laboratories are accredited by the Standards Council of Canada (“SCC”) for specific tests listed in their Scopes of Accreditation which conforms with CAN P 1579: Requirements for the Accreditation of Mineral Analysis Testing Laboratories and CAN-P-4E ISO/IEC 17025: General Requirements for the Competence of Testing and Calibration Laboratories.

Sample Preparation

Sample preparation at ALS was as follows: all samples are submitted to ALS with barcode tags. ALS scans barcodes, weighs samples and logs-in samples to a laboratory information management system (“LIMS”). Received samples are compared to submitted list on request for analysis. Samples are crushed to 90% passing -2mm. A riffle split of 500g is taken and then pulverized to >95% passing 106 microns. Analytical duplicates from pulps are taken within each analytical run at the end of the batch. The minimum number of duplicates required is based on the rack size specific to the method. For PGM-ICP methods, a minimum of 3 duplicates are taken and for ICP-AES methods, a minimum of 1 duplicate is taken. For every 50 samples prepared, an additional split is taken from the crushed material to create a pulverizing duplicate. This additional split is processed and analyzed in a similar manner to other samples in the submission.

Crusher jaws and work stations are cleaned before the first sample of every new work order with barren material and compressed air and cleaned between each subsequent sample with compressed air. The grinding bowls are cleaned before the first sample of every new work order with silica and compressed air and between each subsequent sample with compressed air. A 100-150 gram split of each pulp sample is packaged, and then shipped to the analytical facilities in North Vancouver via FedEx Express. Pulps and coarse rejects were retained at ALS’ Thunder Bay location. Once QA/QC checks have been completed the pulps and rejects are then transported by Exploration department personnel back to LDI, where they are stored in shipping containers.

Sample Analyses

All 2014 drill core samples were analyzed by ALS using the PGM-ICP23 (Pd, Pt, Au) and ME ICP61 (Cu, Ni, Co, Mg, Ag) procedures. Where necessary, over-limit procedures PGM ICP27 and ME-OG62 were used. Received results are imported into the database as ALS2014 lab package.

Check Sample Analyses at ActLabs

An approximate 100g pulp split for requested samples is generated by ALS during the initial sample preparation. Exploration department personnel retrieve the pulp splits from ALS, insert QC samples (blank and standard reference materials) at a rate of 3 per batch of 34 samples and then deliver to Activation Laboratories (“ActLabs”) in Thunder Bay for analysis. ActLabs is accredited to international quality standards through the International Organization for Standardization /International Electrotechnical Commission (ISO/IEC) 17025 (ISO/IEC 17025 includes ISO 9001 and ISO 9002 specifications) with CAN-P-1578 (Forensics), CAN P-1579 (Mineral Analysis) and CAN-P-1585 (Environmental) for specific registered tests by the SCC.

Data Verification

The NAP exploration department has data verification procedures for all diamond drill programs. These procedures include but are not limited to verification of coordinate data, survey data, assay data, duplicate assay sampling, check assay sampling and data management. In 2014, primary assays were obtained from ALS and check sample assays were obtained from Actlabs. Both labs are accredited to international quality standards and are ISO certified.

NAP continues to keep to rigorous validation standards for its drill hole assay data. The assay data used for resource estimation is considered to be valid and acceptable for use for this purpose. Information for the validation of historical assay data used in this most recent resource estimation is available in previously filed technical reports.

Mineral Reserve and Mineral Resource Estimates

Table 1 summarizes the reserves and resources on the LDI property. The mineral resources set out below are exclusive of the mineral reserves.

Table 1: The effective dates for the reserve estimate and resource estimate are January 1, 2015 and February 2, 2015, respectively.

NEAR SURFACE RESERVES

Category/Source	Pd Cut-Off (g/t)	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Ni (%)	Cu (%)	Pd Contained (000’s oz)
Proven
Low-Grade (“RGO”) stockpile	0.95	11,199	0.97	0.12	0.08	0.06	0.03	349
Roby Zone Open Pit	1.09	716	1.31	0.16	0.13	0.07	0.06	30

Total Proven	—	11,915	0.99	0.12	0.08	0.06	0.03	379

Probable
Roby Zone Open Pit	1.09	293	1.39	0.18	0.15	0.08	0.07	13

Total Reserve	—	12,208	1.00	0.12	0.08	0.06	0.03	392

NEAR SURFACE RESOURCES

(exclusive of reserves)

Category/Source	Pd Cut-Off (g/t)	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Ni (%)	Cu (%)	Pd Contained (000’s oz)
Measured
Roby Zone Pit Expansion	0.60	20,108	1.23	0.17	0.10	0.07	0.05	795
Powerline Zone	1.00	251	3.04	0.22	0.12	0.06	0.04	25
Sheriff Zone	1.00	4,858	1.45	0.15	0.09	0.06	0.06	227
North VT Rim	1.00	437	2.03	0.12	0.03	0.03	0.01	29

Total Measured	—	25,654	1.30	0.17	0.10	0.06	0.05	1,076

Indicated
Roby Zone Pit Expansion	0.60	9,634	1.20	0.17	0.10	0.07	0.05	372
Powerline Zone	1.00	65	2.48	0.20	0.08	0.05	0.04	5
Sheriff Zone	1.00	220	1.29	0.16	0.09	0.06	0.06	9
North VT Rim	1.00	14	1.75	0.12	0.03	0.03	0.01	1

Total Indicated	—	9,932	1.21	0.17	0.10	0.07	0.05	387

Total Measured + Indicated	—	35,586	1.28	0.17	0.10	0.07	0.05	1,463

Inferred
Powerline Zone	1.00	51	3.10	0.28	0.09	0.05	0.05
Sheriff Zone	1.00	479	1.50	0.21	0.10	0.07	0.07

Total Inferred	1.00	530	1.66	0.21	0.10	0.07	0.07

UNDERGROUND RESERVES - HANGINGWALL ZONES

Category/Source	Pd Cut-Off (g/t)	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Ni (%)	Cu (%)	Pd Contained (000’s oz)
Proven
Offset Hangingwall Zone	2.60	3,660	3.95	0.28	0.28	0.11	0.08	465
Roby Hangingwall Zone	2.40	684	3.38	0.23	0.20	0.04	0.05	74

Total Proven	—	4,344	3.86	0.27	0.27	0.10	0.08	539

Probable
Offset Hangingwall Zone	2.60	3,564	3.82	0.27	0.27	0.10	0.09	438
Roby Hangingwall Zone	2.40	251	3.17	0.22	0.18	0.05	0.04	26

Total Probable	—	3,815	3.78	0.27	0.26	0.10	0.09	464

Total Reserve	—	8,159	3.82	0.27	0.27	0.10	0.08	1,003

UNDERGROUND RESOURCES - HANGINGWALL ZONES

(exclusive of reserves)

Category/Source	Pd Cut-Off (g/t)	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Ni (%)	Cu (%)	Pd Contained (000’s oz)
Measured
Offset Hangingwall Zone	2.50	2,683	4.36	0.31	0.29	0.11	0.08	376
Indicated
Offset Hangingwall Zone	2.50	4,952	4.36	0.31	0.30	0.12	0.09	694

Total Measured + Indicated	2.50	7,635	4.36	0.31	0.30	0.12	0.09	1,070

Inferred
Offset Hangingwall Zone	2.50	4,581	3.90	0.27	0.25	0.10	0.09
Upper Offset Southeast Extension	TBD	827	3.20	0.28	0.24	0.09	0.08

Total Inferred	—	5,408	3.80	0.27	0.25	0.10	0.08

UNDERGROUND RESOURCES - FOOTWALL ZONES

(exclusive of reserves)

Category/Source	Pd Cut-Off (g/t)	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Ni (%)	Cu (%)	Pd Contained (000’s oz)
Measured
Offset Footwall Zone	1.50	10,584	2.22	0.23	0.16	0.08	0.06	755
Roby Footwall Zone	1.50	4,159	2.43	0.21	0.18	0.06	0.05	325

Total Measured	1.50	14,743	2.28	0.22	0.17	0.08	0.06	1,080

Indicated
Offset Footwall Zone	1.50	11,163	2.10	0.21	0.15	0.08	0.07	754
Roby Footwall Zone	1.50	2,341	2.34	0.20	0.17	0.06	0.05	176

Total Indicated	1.50	13,504	2.14	0.21	0.16	0.08	0.06	930

Total Measured + Indicated	1.50	28,247	2.21	0.21	0.16	0.08	0.06	2,010

Inferred
Offset Footwall Zone	1.50	8,853	2.05	0.16	0.12	0.07	0.06
Roby Footwall Zone	1.50	248	2.43	0.18	0.08	0.03	0.02

Total Inferred	1.50	9,101	2.06	0.17	0.12	0.07	0.06

COMBINED RESERVES AND RESOURCES - ALL SOURCES

Category/Source	Pd Cut-Off	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Ni (%)	Cu (%)	Pd Contained (000’s oz)
Sub-Category
Total Proven + Probable Reserves		20,367	2.13	0.18	0.16	0.08	0.05	1,395
Total Measured + Indicated Resources		71,468	1.98	0.20	0.14	0.07	0.06	4,543
Total Inferred Resources		15,039	2.67	0.20	0.17	0.08	0.07

Notes for Table 1

1.	All reserve and resource estimates were prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. US investors should refer to “Reporting Currency, Financial and Reserve Information” on page 2 for an overview on how Canadian Standards differ significantly from US requirements.
2.	Resources listed in Table 1 are exclusive of reserves. Resources and reserves reflect depletion from mining activities to December 31, 2014.
3.	The estimation of mineral reserves and mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.
4.	The mineral reserves were estimated from geological block models provided by Denis Decharte P.Eng. and from RGO stockpile resource information provided by Dave Penna, P. Geo., employees of North American Palladium and qualified persons (“QP”s) under NI 43-101.
5.	Palladium ounces are stated as contained ounces. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade.
6.	Tonnages are rounded to nearest ‘000 tonnes. Pd, Pt and Au grades are rounded to nearest .01 g/t. Ni and Cu grades are rounded to nearest .01%. Rounded numbers were used to calculate contained Pd (oz) and average resource and reserve tonnages.
7.	The mineral reserves are based on the estimates, metal price assumptions, and exchange rates provided in the 2014 LDI Report (US$700/oz palladium, US$1,453/oz platinum, US$1,320/oz gold, US$6.47/lb nickel, and US$3.26/lb copper. A CAD$/US$ exchange rate of CAD$1.00 = US$0.95 was also applied). The reserves have been updated to account for mining depletion that occurred in 2014 as well as conversion of RGO stockpile resources to reserves. Mining depletion estimates were prepared by David N. Penna, P.Geo. and QP.
8.	Reserves are estimated to the 1065 Mine Level (4,435 metre elevation), a maximum depth of 1,072.5 metres. The effective date of the Lac des Iles Mine resource models that were used in the estimation of the current reserves for the Offset and Roby Zones is December 31, 2013, as prepared by Denis Decharte P.Eng. and QP.
9.	The mineral resource for the Offset Hangingwall and Footwall Zones was estimated as of December 31, 2014 by Denis Decharte P.Eng. and QP. The mineral resource calculation uses a minimum 2.5 g/t palladium resource block cut-off for the Hangingwall Zone and a minimum 1.5 g/t palladium resource block cut-off for the Footwall Zone. The mineral resource estimate is based on the combination of geological modeling, geostatistics and conventional block modelling (5m by 5m by 5m blocks). 1m composite intervals were used with a grade capping at 30 g/t for palladium and 3 g/t for gold. Grade capping was determined not to be necessary for others metals. The Offset Zone resource models used the ordinary kriging (“OK”) grade interpolation method within a 3D block model with mineralized zones defined by wireframe solids. The mineral resource is exclusive of mineral reserve and mined-out material as of December 31, 2014.
10.	The mineral resource for the Upper Offset Southeast Extension Zone was estimated as of December 31, 2014 by Denis Decharte P.Eng. and QP. The mineral resource calculation was constrained by a 2.0 g/t Pd grade shell and with no Pd cutoff grade applied. The mineral resource estimate is based on the combination of geological modeling, geostatistics and conventional block modelling (5m by 5m by 5m blocks). 1m composite intervals were used. Grade capping was determined not to be necessary. The Upper Offset Southeast Extension Zone resource model used the inverse distance squared (ID 2) grade interpolation method within a 3DI block model. The mineral resource is exclusive of mineral reserve and mined-out material as of December 31, 2014.
11.	The mineral resource for the Roby Footwall Zone was estimated as of December 31, 2013 by Denis Decharte P.Eng. and QP. The mineral resource calculation uses a minimum 1.5 g/t palladium resource block cut-off. The mineral resource estimate is based on the combination of geological modeling, geostatistics and conventional block modelling (5m by 5m by 5m blocks). Grade capping was determined not to be necessary, however influence of composite intervals with palladium grade higher than 50 g/t were limited in space. The Roby Zone resource models used the OK grade interpolation method within a 3D block model with mineralized zones defined by wireframe solids. The mineral resource is exclusive of mineral reserve and mined-out material as of December 31, 2014.
12.	The mineral resource for the Powerline Zone was estimated as of February 2, 2015 by Chris Roney, P.Geo. and QP, a private consultant to the Company. This resource estimate was based on a 1.0 g/t Pd cut-off grade. The Powerline Zone mineral resources were estimated from drilling completed to December 31, 2014. The mineral resource uses a minimum 1.0 g/t Pd resource block cut-off. The mineral resource estimate is based on the combination of geological modeling, geostatistics and conventional block modeling (10m x 10m x 10m blocks). The Powerline Zone resource models used the OK grade interpolation method.
13.	The mineral resource for the Sheriff Zone is based on estimates originally provided in the Company’s September 5, 2013 press release, adjusted to a cut-off grade of 1.0 g/t Pd and to account for the overlap with the preliminary resource estimates for the Powerline Zone by Chris Roney, P.Geo. and QP.
14.	The mineral resource for the North VT Rim Zone was estimated as at December 31st, 2013 by Chris Roney, P.Geo. and QP.
15.	Mineral resource estimates for the RGO stockpile shown in the Company’s March 21, 2014 statement of mineral reserves and mineral resources were converted to proven mineral reserves, under the direction of David N. Penna, P.Geo. and QP.

Mining Operations

Mining Method

The LDI Life of Mine (LOM) production plan is based on the mineral reserves derived from the 2014 LDI Report, updated by the Company in February of 2015 to include RGO stockpile and other mineral resources above the 1065L (“Current Mine Plan”). This plan has a mine life through 2021, with a total tonnage mined of about 22.3 Mt. The underground mining is by blasthole methods using LDI employees.

In 2014, the Company commissioned a new technical study to re-scope the economic potential of the mineral resource at LDI. The results of the study are disclosed in the PEA filed on March 27, 2015, which is available for review on SEDAR at www.sedar.com. The PEA is at a scoping level and is preliminary in nature. The Phase 2 Expansion includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves.

The PEA evaluated an updated block model that incorporated all exploration data prior to December 31, 2014. Refer to Figure 4 below. Mining zones were evaluated individually using a break even cut-off grade methodology where operating cost equals the NSR value of the mineralization. The cut-off grade is also reported as the palladium grade for the given NSR value, assuming a constant ratio between grades for all other metal values. Cut-off grade estimates were made for the open pit, Roby Footwall Zone, Offset Hangingwall Zone above the 1065 metre level (“1065L”), Offset Footwall Zone above the 1065L, and the Offset Zone below the 1065L.

Two scenarios have been developed to capture potentially mineable material by region in an effort to isolate them for individual economic evaluations. Each mine plan targeted production rates to maintain a nominal mill throughput of 12,500 tpd.

“Open Pit Expansion”: This scenario is the expansion of the currently idle open pit mine. Several near surface resource models were evaluated together to establish a potential ultimate pit mining shape. Due to the duration of the open pit, this scenario adds potential tonnage from the Offset Footwall above the 1065L which becomes potentially economic to supplement the open pit mill feed. The Open Pit Expansion scenario could add approximately 38.5 Mt of mill feed grading 1.27 g/t Pd, and when combined with the Current Mine Plan, extends the mine life to 2029. There are no inferred resources included in this plan. The mining is proposed to be by loader-truck using LDI employees.

“Phase 2 Expansion”: This scenario consists of deepening the shaft from the current 825L to 1500L to access the lower Offset Zone material that was drilled in 2014 and will be further delineated by the 2015 exploration program. The Phase 2 Expansion includes the addition of a paste backfill plant, a material handling system and supporting infrastructure. Using an overhand blasthole method in a primary - secondary stoping sequence, the Phase 2 Expansion has the potential to add 5.1 Mt grading 3.6 g/t Pd of Measured and Indicated and 5.8 Mt grading 3.0 g/t Pd of inferred mineral resources to the production profile.

The base case scenario for the PEA is the Current Mine Plan with the Open Pit Expansion (“Base Case”) and does not include the Phase 2 Expansion.

Figure 4 – Overview of LDI mining complex

Metallurgical Process

The LDI concentrator has a milling capacity of up to 15,000 tpd, depending on head grade, utilizing primary and secondary crushing for run of mine material, followed by SAG, Ball Milling and ultrafine grinding in Vertimills®. The mill is operated 365 days per year. Mill feed is a combination of low grade from the RGO stockpile (about 1.0 g/t Pd) and higher grade material from the underground mine (average grade of 4.4 g/t Pd in 2014). Palladium recovery is most sensitive to particle size and head grade. Tertiary grinding is performed by three Vertimills® (two in service) reducing particle size to a P80 of 50 microns. Opportunity exists to further increase the Pd recovery from flotation by achieving a P80 of 38 microns. At this particle size, Xstrata Processing Services (“XPS”) indicated that recovery of 86% Pd is possible.

The Company installed a flash flotation cell at the LDI mill in late 2014 which has the potential of realizing additional incremental Pd recovery, above the current baseline of 50 microns.

Production Forecast

The potential production plan for the Base Case developed in the PEA for 2016 onwards is illustrated in Figure 5 and highlights production sequencing by zone.

Figure 5 – PEA Base Case Plan Yearly Production Schedule

A yearly production schedule developed in the PEA for the Current Mine Plan and Base Case for 2016 onwards is included in Table 2 below.

Table 2 – PEA Yearly Production Schedule for Current Mine Plan and Base Case

Plan	Feed Source (million Tonnes per annum)	’16	’17	’18	’19	’20	’21	’22	’23	’24	’25	’26	’27	’28	’29	Total**
Current Mine Plan*	Tailings	0.4	0.4	0.4	0.2	—	—	—	—	—	—	—	—	—	—	1.3
	RGO Stockpile	2.6	2.1	2.2	2.4	1.2	—	—	—	—	—	—	—	—	—	10.5
	Roby Footwall	—	0.5	0.5	0.5	0.5	0.5	—	—	—	—	—	—	—	—	2.7
	Offset Hangingwall - Phase 1	1.6	1.5	1.4	1.4	1.3	0.4	—	—	—	—	—	—	—	—	7.8
	Total*	4.6	4.5	4.5	4.5	3.0	0.9	—	—	—	—	—	—	—	—	22.3
Base Case (Current Mine Plan plus Open Pit Expansion)	Tailings	0.4	0.4	0.4	0.2	—	—	—	—	—	—	—	—	—	—	1.3
	RGO Stockpile	2.6	2.1	2.2	2.4	1.2	—	—	—	—	—	—	—	—	—	10.5
	Open Pit - Roby, Sheriff, NVT	—	—	—	—	1.5	2.7	3.1	3.3	4.2	4.6	4.6	4.6	4.6	1.5	34.7
	Roby Footwall	—	0.5	0.5	0.5	0.5	0.5	0.1	—	—	—	—	—	—	—	2.8
	Offset Hangingwall - Phase 1	1.6	1.5	1.4	1.4	1.3	0.5	—	—	—	—	—	—	—	—	7.8
	Offset Footwall - Above 1065L	—	—	—	—	—	0.8	1.3	1.3	0.3	—	—	—	—	—	3.7
	Total**	4.6	4.5	4.5	4.5	4.5	4.5	4.6	4.6	4.6	4.6	4.6	4.6	4.6	2.7	60.8

*	The Current Mine Plan is based on the previously stated mineral reserves, augmented with the RGO stockpile and other mineral resources above 1065L.
**	Totals may not sum due to rounding.

Mine Life

The Base Case scenario developed in the PEA includes the Current Mine Plan, as stated previously, with the addition of the Open Pit Expansion. This combined scenario includes 61 Mt of mineralized material grading 1.6 g/t Pd that may be processed during a mine life that extends to 2029.

Smelting Contracts

During the second quarter of 2012, NAP entered into an agreement with Vale for the smelting of LDI Mine concentrate. The agreement with Vale includes an advance payment option to NAP (less processing charges). The terms of the contract are within industry norms. The agreement expires June 30, 2015. NAP is in discussion with a number of smelters regarding processing of its concentrate.

Environmental

Annual monitoring for physical and chemical stability of water surrounding the LDI property is ongoing and will be continued for a number of years after the mine has closed.

Every three years there is an extensive biological monitoring study that covers an area of 300 km2 around the mine site. This includes the monitoring of fisheries, plants, soils, water, and benthic invertebrates, as well as algae quality and assessment. No negative trends have been associated with the LDI property on the surrounding ecosystem.

The Company complies in all material respects with current legislation, and it has all necessary approvals and licenses for the operation of the mine. LDI will be submitting a CPA this year for a TMF expansion.

The mine sits in an area of interest to five Aboriginal groups which have asserted treaty rights and/or traditional usage, in accordance with federal government criteria. The mine regularly interacts with these groups in a number of ways to ensure that any concerns, issues, or questions are addressed.

Payback Period of Capital

The Base Case scenario developed in the PEA requires $59M of project capital expenditures and generates an estimated after-tax NPV5% of $573M with a total positive cash flow from operations in every year.

Taxes

On an undiscounted cash basis, approximately $55.1M in taxes are payable during the Base Case scenario of the LDI Mine.

Exploration and Development

Exploration expenditures for 2015 are expected to be approximately $9 million. The principal objectives for the 2015 exploration program are:

•	Extension and limited conversion drilling on the Lower Offset Zone with the primary goal of increasing the size of the Hangingwall Zone mineral resource below the 1065L in support of a potential Phase 2 mine expansion;

•	Extension and conversion drilling in the Upper Offset Zone to replace mined out reserves and extend the life of Phase 1; and

•	Proof of concept drilling on selected surface exploration targets including a possible near-surface expression of the Offset Zone and a possible northwest extension to the Roby Zone

Approximately 38,000 meters of diamond drilling are planned for the Mine Block Intrusion in 2015, the majority of which will be completed from underground drilling platforms.

Capital expenditures in 2015 are expected to be less than $37 million and will include approximately $11 million for underground development and approximately $13 million for the tailings management facility. The Company plans to implement a long-term tailings management solution and is in the process of finalizing a design that addresses tailings requirements for the foreseeable future. The Company expects to begin implementation of the solution in the first half of 2015.

Based on the PEA, next steps for the Company include further technical studies on the Base Case including engineering and geological modelling for the Open Pit Expansion, as well as investigating opportunities for accelerating certain of the higher grade open pit areas that exist within the shell of the open pit.

Other Mineral Properties in Ontario

In addition to the wholly-owned 8,649 hectares (21,371 acres) Lac des Iles property, the Company holds the rights to several PGE and gold properties in Ontario. The Company also maintains 50% ownership in a joint venture with Vale for the Shebandowan nickel-copper-PGE property, including the past-producing Shebandowan nickel sulfide mine. The complete Ontario land package, including the LDI Mine, PGE greenfields properties, gold properties and the Shebandowan joint venture property totals approximately 47,714 hectares (117,904 acres).

Figure 6: Ontario mineral properties location map

N
Tib Lake
Chisamore
Lac des Iles
LDI Mine and Mill
Dog River
Buck Lake
Bullseye
Taman Lake
Demars Lake
Wakinoo Lake
Legris Lake
Varris Lake
Shelby
Highway 527
Highway 11, 17
Shebandowan
Shabaqua Gold
Thunder Bay
NORTH AMERICAN PALLADIUM
Lac des Iles Mines Ltd.
Ontario
Properties Location
Jan 21, 2015
K. Nelson
Projection: UTM NAD83 Zone 16
0
15
30
kilometres

Greenfields PGE Properties

NAP’s current northwestern Ontario PGE greenfields property portfolio, including exploration-stage properties such as the North and the South Lac des Iles Intrusive Complex which form part of the LDI property, comprises 36,497 hectares of land (90,186 acres) within 205 claims and 2 mining leases. The PGE greenfields properties comprise several mafic-ultramafic intrusive bodies, all of which are believed to be related to a single, major Late Archean mafic-ultramafic magmatic event (Lac des Iles magmatic suite) that was responsible for the formation of the MBI and its attendant PGE deposits. The portfolio includes the North and South LDI intrusions that are part of the LDI mafic-ultramafic intrusive complex and remain underexplored despite falling within the Company’s LDI Mine property.

The Company intends to leverage its advanced understanding of PGE mineralizing processes at LDI to explore other similar mafic-ultramafic complexes. NAP now controls the mineral rights for a majority of the known LDI suite of intrusions that, despite intermittent historic work, have never been systematically explored. All of these PGE greenfields properties are located within 30 kilometres of the LDI Mine and mill complex. As part of its development strategy, the Company intends to stake or acquire additional mining claims and properties in the LDI region, where such transactions are economically and strategically justified.

Selected PGE greenfields properties are discussed below.

North Lac des Iles Intrusive Complex (part of the Lac des Iles property)

The North Lac des Iles property encompasses a discrete ultramafic-dominant intrusive complex that is believed to be related to the same magmatic event that produced the adjacent MBI to the south. The North Lac des Iles property consists of 39 claims covering an area of 2,749 hectares (6,793 acres). Despite hosting widespread, encouraging PGE values from surface sampling programs, the North LDI complex has not had any systematic drilling. In 2013, the Company completed one hole totaling approximately 708 metres of diamond drilling on this part of the LDI property.

South Lac des Iles Intrusive Complex (part of the Lac des Iles property)

The South Lac des Iles property incorporates two discrete mafic intrusions (Camp Lake intrusion and South LDI intrusion) that are generally contiguous with the MBI. Both the South LDI and Camp Lake intrusions are believed to represent the products of separate magma pulses that formed during the emplacement of the LDI intrusive complex. Numerous anomalous PGE values are reported from the South Lac des Iles property and most of these occur within the South LDI intrusion, which is directly along strike and south of the Offset Zone deposit on the MBI. The property includes 15 claims and two mining leases covering an area of 4,441 hectares (10,974 acres).

Legris Lake Property

The Company has an option to acquire 100% of the Legris Lake PGM property (located adjacent to the south east portion of Lac des Iles) in exchange for cash payments and a 2.5% NSR royalty on future production from the property and a 1.5% NSR royalty on future production from certain mineral claims adjacent to the property. NAP has the right to purchase 1% of the NSR royalty on future production from the property and 1% of the NSR royalty on future production from certain mineral claims adjacent to the property upon payment of $1,000,000. The optioned and adjacent Company staked claims together total 4,257 hectares in 20 claims. The property is at a preliminary exploration stage; however, its PGM potential and close proximity to the LDI mill presents an exciting exploration target.

Buck Lake Property

The Buck Lake property lies on the western end of a linear magnetic feature related to the Buck Lake intrusion, comprising both gabbroic and ultramafic rocks. The Buck Lake property consists of two claims covering 439 hectares (1084 acres). The property was staked by the Company in 2012. In 2013, the Company completed one hole totalling approximately 545 metres of diamond drilling on the property.

Bullseye Property

The Bullseye property covers a discrete, positive magnetic anomaly that was identified by the Company as a possible unrecognized LDI suite intrusion. The Bullseye property was staked in 2012 and consists of one claim covering 255 hectares (630 acres). In 2013, the Company completed one hole totalling approximately 374 metres of diamond drilling on the property.

Chisamore Property

The Chisamore property covers a positive magnetic anomaly that may connect to the magnetic high associated with the Tib Lake intrusion located to the south. The Chisamore property was staked by the Company in 2012 and consists of eight claims covering 1,642 hectares (4,058 acres). In 2013, the Company completed two holes totalling approximately 1,012 metres of diamond drilling on the property.

Demars Lake Property

The Demars Lake property covers a portion of a mafic-ultramafic intrusion that has seen limited, prior exploration. The property consists of three claims covering 660 hectares (1,630 acres) and was staked by the Company in 2012. In 2013, the Company completed two holes totalling approximately 682 metres of diamond drilling on the property. In 2014, the claims were surveyed using a helicopter-borne electromagnetic and magnetic system (Z-TEM system owned and operated by Geotech Ltd.)

Dog River Property

The Dog River property covers an approximately five kilometres wide layered mafic-ultramafic intrusion located 20 kilometres to the west of the LDI Mine. The property was staked by the Company in 2012 and includes 17 claims covering 3,218 hectares (7,952 acres).

Shelby Property

The Shelby property covers a large portion of the Shelby Lake and Towle Lake intrusive complexes which include known PGE-bearing zones such as the Vande, Powder Hill and Stinger zones. In April 2014, the Company entered into an option agreement with Platinum Group Metals Ltd. (“PTM”) whereby the Company can earn a 100% interest in 20 claims covering 3,953 hectares (9,768 acres). The property is subject to a 1% NSR royalty in favour of PTM and to an additional underlying NSR royalty on some claims. In October and November 2014, the Company staked an additional 19 claims covering 4,014 hectares (9,919 acres) adjacent to the PTM option. In 2014, the PTM claims optioned from PTM and some of the Company staked claims were surveyed using a helicopter-borne electromagnetic and magnetic system (Z-TEM system owned and operated by Geotech Ltd.).

Taman Lake Property

The Taman Lake property was staked in 2012 and comprises six claims covering 1,176 hectares (2,905 acres). The property covers a series of irregularly-shaped mafic-ultramafic intrusions. In 2013, the Company completed one hole totalling approximately 476 metres of diamond drilling on the property.

Tib Lake Property

The Tib Lake property covers most of the known extent of the eight kilometres diameter Tib Lake mafic-ultramafic intrusion. The Company has an option to purchase a 100% interest in 20 claims located northwest of the LDI Mine, known as the Tib Lake property. The property is subject to a 2.5% NSR royalty in favour of a third party on a portion of the claims and a 2.5% NSR royalty in favour of Houston Lake Mining on the remaining claims. The property includes an additional 19 claims staked by the Company in 2012 and four claims purchased from Platinex Inc. in September 2012. The complete Tib Lake property totals 7,389 hectares (18,259 acres).

Wakinoo Lake Property

The Wakinoo Lake property is adjacent to the Demars Lake property and comprises nine claims (six staked by the Company and three under option) covering 1,759 hectares (4,347 acres). The 3.5 km2 Wakinoo Lake mafic intrusion has been the target of exploration programs since 1972. Historic PGE exploration efforts have focused on gabbroic rocks southwest of Wakinoo Lake, near the original 1976 PGE (Texas Gulf) showing. In 2013, the Company completed three holes totalling approximately 1,143 metres of diamond drilling on the property. In 2014, the claims were surveyed using a helicopter-borne electromagnetic and magnetic system (Z-TEM system owned and operated by Geotech Ltd.).

Varris Lake Property

The Varris Lake property was staked in 2013 by the Company and comprises three claims covering 545 hectares (1,347 acres). The property covers a portion of the Vande Zone within the Towle Lake Intrusive Complex, known to host several PGE occurrences. In 2014, the claims were surveyed using a helicopter-borne electromagnetic and magnetic system (Z-TEM system owned and operated by Geotech Ltd.).

Greenfields Gold Properties

Shabaqua Property

The Shabaqua Gold property is located approximately 50km WNW of Thunder Bay. It currently comprises 12 claims totaling 1,762 hectares (4,353 acres) which were acquired in 2010 and 2011. In 2010, the Company entered into option agreements for the K. Kukkee (six claims of 597 hectares) and P. Kukkee (one claim of 20 hectares) properties. These option agreements were exercised in 2012 and the seven claims transferred to LDI on March 15, 2012. Both optionors retain a 2% NSR. The Company staked 5 claims of 1,145 hectares (2,829 acres) in November 2011 adjacent to the Kukkee properties.

Shebandowan Property and Shebandowan West Project

On December 10, 2007, the Company earned a 50% interest in the Shebandowan property comprising the former producing Shebandowan nickel sulfide mine and the surrounding Haines and Conacher properties, pursuant to an option and joint venture agreement with Vale. The property is located approximately 90 kilometres west of Thunder Bay, Ontario and approximately 100 kilometres southwest of the LDI property. Vale retains a back in right to become operator of the joint venture and increase its interest from 50% to 60%, exercisable in the event that a feasibility study on the property results in a mineral reserve and mineral resource estimate equal to 200 million pounds of nickel and other metals. Vale must incur expenditures equalling 200% of NAP’s total expenditures incurred as of the time of the delivery of notice from Vale to become operator.

The Shebandowan West project lies within the north-western portion of the Shebandowan property, and encompasses three mineralized zones, all of which are located at shallow depths. The Shebandowan West project is located along the western strike extension of the former Shebandowan mine, and exhibits many similar geological features and controls to those found at the mine-site. The Shebandowan West project’s nickel copper-PGM mineralization is believed by management to represent the western extension of the Shebandowan mine orebody. A compilation and review of technical information for the property was initiated in 2014 for the purpose of re-assessing the mineral resources and exploration potential.

ENVIRONMENT

The Company’s mining, exploration, and development activities are subject to various levels of federal, provincial, and municipal laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mining properties. In all jurisdictions in which the Company operates, environmental licenses, permits and other regulatory approvals are required in order to engage in exploration, mining and processing, and mine closure activities.

The Company’s operating facilities have environmental monitoring processes and procedures in place to identify, and eliminate or mitigate environmental risks. These processes are designed to identify risks early on and allow the Company to respond to risks as they arise. Monitoring processes include Environmental Effects Monitoring studies, toxic substance reduction plans, greenhouse gas emissions monitoring and reporting, National Pollutant Release Inventory monitoring and reporting, quarterly sampling and other regulatory compliance monitoring in order to protect water quality and reduce the potential for contamination of surface or groundwater. The Company also has various programs to reuse and conserve water at its operations. In order to mitigate the impact of dust produced by its operations, the Company uses dust suppression techniques.

The Company also has a practice of participating in external and internal environmental compliance audits of its business activities on a regular and scheduled basis, in order to evaluate its operations. External Environmental Compliance Assessment Audits were performed on the LDI Mine by DMcL Consulting Inc. in 2014 and by AECOM in 2010. In addition, the Ministry of Environment performed numerous audits on site in 2012 and 2013. The audits assess compliance with applicable laws and regulations, permit and license requirements, company policies and management standards including guidelines and procedures and identify areas where improvements are needed so that any issues can be addressed proactively.

As part of the Company’s goal to minimize the impact on the environment from its projects and operations, the Company has developed comprehensive closure and reclamation plans during the initial project planning and design. The Company periodically reviews and updates closure plans and believes that it will meet current regulatory requirements. The Company’s rehabilitation and remediation plans include re-vegetation and dust suppression measures. The Company’s rehabilitation program on its deactivated tailings management areas at the LDI Mine includes several trial based treatments in an effort to successfully re-vegetate and mitigate dusting events on these areas, in addition to continual monitoring. The Company will continue to implement innovative rehabilitation treatments on its tailings management areas through research and monitoring initiatives including the Scientific Research & Experimental Design tax credit program. These efforts have received international peer recognition and are consistent with the Company’s corporate direction to meet and surpass environmental standards.

The LDI Mine closure plan provides for approximately $14.1 million of closure and restoration costs. This obligation of the Company is secured by a letter of credit in the amount of $14.1 million. The mine closure obligation will be revised in connection with the CPA to reflect the Company’s most current closure cost estimates, expected mine life and market rate assumptions.

The Company has developed environmental policies, which are communicated to employees through monthly safety training. A committee of the Board reviews the Company’s environmental policies and programs periodically and oversees the Company’s environmental performance.

DIVIDENDS

The Company has not paid any dividends to date on the Common Shares. The Company intends to retain its earnings, if any, to finance the growth and development of its business. Accordingly, the Company does not expect to pay any dividends on its Common Shares in the near future. The actual timing, payment and amount of any dividends will be determined by the Board from time to time based upon, among other things, cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and such other business considerations as the Board may consider relevant.

CAPITAL STRUCTURE

Common Shares

The authorized share capital of the Company consists of an unlimited number of Common Shares. As of March 30, 2015, there were 393,690,541 Common Shares issued and outstanding. The Common Shares issued and outstanding as of March 30, 2015 exclude 5,415,342 Common Shares reserved for issuance pursuant to outstanding stock options, which are exercisable at a weighted average exercise price of $0.97 per Common Share. The Common Shares issued and outstanding as of March 30, 2015 also excludes shares issuable on conversion of convertible debt and exercise of warrants.

Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only the holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof to receive any dividends declared by the Board and the remaining property of the Company upon dissolution.

There are no pre-emptive or conversion rights that attach to the Common Shares. All Common Shares now outstanding and to be outstanding are, or will be when issued, fully paid and non-assessable, which means the holders of such Common Shares will have paid the purchase price in full and the Company cannot ask them to pay additional funds.

The Company’s by-laws provide for certain rights of its shareholders in accordance with the provisions of the CBCA. Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the Board. Any amendment of the by-laws by action of the Board must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed as amended by a majority vote of the shareholders voting on such matter. If the by-law amendment is rejected by the shareholders, the by-law ceases to be effective and no subsequent resolution of the Board to amend a by-law having substantially the same purpose or effect shall be effective until it is confirmed or confirmed as amended by the shareholders.

Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the Common Shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining Common Shares would not be able to elect any directors.

The foregoing description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s constating documents, as amended.

2012 Convertible Debentures

On July 31, 2012, the Company issued convertible debentures in the aggregate principal amount of $43,000,000 (the “2012 Debentures”). The 2012 Debentures were issued under a trust indenture dated July 31, 2012 between the Company and Computershare Trust Company of Canada (“Computershare”), as trustee. The aggregate principal amount of the 2012 Debentures authorized for issue immediately was limited to the aggregate principal amount of $43,000,000. However, the Company may, from time to time, without the consent of holders of 2012 Debentures, issue additional debentures of the same series or of a different series under the trust indenture.

The 2012 Debentures have a maturity date of September 30, 2017 and bear interest from the date of issue at 6.15% per annum, payable semi-annually in arrears on March 31 and September 30 of each year, commencing on September 30, 2012.

Holders may convert their 2012 Debentures into Common Shares at any time prior to the close of business on the earlier of (i) the business day immediately preceding September 30, 2017, (ii) the business day immediately preceding the date specified by the Corporation for redemption of the 2012 Debentures, and (iii) if being repurchased on a change of control, on the business day immediately preceding the payment date, at a conversion price of $2.90 per Common Share, being a conversion rate of approximately 344.8 Common Shares per $1,000 principal amount of 2012 Debentures, subject to adjustment in certain events as described in the trust indenture.

The 2012 Debentures will, except in the event of certain circumstances, not be redeemable before October 4, 2015. On and after October 4, 2015, and prior to September 30, 2017, the 2012 Debentures may be redeemed in whole or in part at any time from time to time, at the option of the Company on not more than 60 days and not less than 40 days prior notice at a price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption, provided that the market price on the date on which the notice of redemption is given is not less than 125% of the conversion price.

The foregoing description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s trust indenture dated July 31, 2012 between the Company and Computershare, as trustee.

2014 Convertible Debentures and Warrants (Series 1)

On January 31, 2014 and February 10, 2014, the Company issued convertible unsecured subordinated debentures in the aggregate principal amount of $32,000,000 (the “Series 1 Debentures”), including approximately 16.8 million Common Share purchase warrants (the “Series 1 Warrants”). The conversion price of the principal of the Series 1 Debentures is $0.635 per Common Share. The exercise price of the Series 1 Warrants is $0.5786 per Common Share, subject to adjustment in certain events.

The Series 1 Debentures have a maturity date of January 31, 2019, and bear interest at an annual rate of 7.5% payable semi-annually in arrears on January 31 and July 31 of each year.

Holders may convert their Series 1 Debentures into Common Shares of the Company at any time at a conversion rate of approximately 1,575 Common Shares per $1,000 principal amount of Series 1 Debentures. Holders converting their debentures will receive all accrued and unpaid interest, as well as interest that would have been paid if the Series 1 Debentures were held through to maturity.

The Series 1 Warrants have an expiry date of March 28, 2017. Each Series 1 Warrant entitles the holder thereof to purchase one Common Share of the Company subject to adjustment in certain events. As of March 30, 2015, Series 1 Debentures with face value of $31,999,000 had been converted into 77,168,127 Common Shares of the Company, and Series 1 Debentures with face value of $1,000 were outstanding. All Series 1 Warrants were outstanding.

2014 Convertible Debentures and Warrants (Series 2)

On April 11, 2014 and April 17, 2014, the Company issued convertible unsecured subordinated debentures in the aggregate principal amount of $35,000,000 (the “Series 2 Debentures”), including approximately 18.9 million Common Share purchase warrants (the “Series 2 Warrants”). The conversion price of the principal of the Series 2 Debentures is $0.4629 per Common Share. The exercise price of the Series 2 Warrants is $0.5786 per common share, subject to adjustment in certain events.

The Series 2 Debentures have a maturity date of April 11, 2019, and bear interest at an annual rate of 7.5% payable semi-annually in arrears on March 31 and September 30 of each year.

Holders may convert their Series 2 Debentures into Common Shares of the Company at any time at a conversion rate of approximately 2,160 Common Shares per $1,000 principal amount of Series 2 Debentures. Holders converting their debentures will receive all accrued and unpaid interest, as well as interest that would have been paid if the Series 2 Debentures were held through to maturity.

The Series 2 Warrants have an expiry date of April 11, 2016. Each Series 2 Warrant entitles the holder thereof to purchase one Common Share of the Company, subject to adjustment in certain events.

As of March 30, 2015, Series 2 Debentures with face value of $34,750,000 had been converted into 113,470,262 Common Shares of the Company, and Series 2 Debentures with face value of $250,000 were outstanding. All Series 2 Warrants were outstanding.

The foregoing description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s convertible debenture indenture dated as of January 31, 2014 between the Company and Computershare, the first supplemental indenture dated January 31, 2014 between the Company and Computershare, the second supplemental indenture dated April 11, 2014, and the warrant indenture dated April 11, 2014 between the Company and Computershare.

MARKET FOR SECURITIES

The Common Shares are listed for trading on the NYSE MKT, LLC (“NYSE MKT”) under the trading symbol “PAL” and on the TSX under the trading symbol “PDL”. The following table sets out the reported high and low closing prices and trading volumes of the Common Shares on the NYSE MKT and the TSX for the periods indicated.

	NYSE MKT			TSX
	High (US$)	Low (US$)	Volume	High (CAD$)	Low (CAD$)	Volume
2015
March (1 - 30)	0.291	0.18	79,881,359	0.365	0.25	13,130,408
February	0.345	0.17	127,938,685	0.415	0.22	25,868,296
January	0.19	0.132	43,235,339	0.22	0.155	7,022,803

2014
December	0.155	0.130	41,116,827	0.17	0.15	6,148,261
November	0.18	0.133	42,595,286	0.20	0.15	7,618,351
October	0.195	0.133	47,958,879	0.215	0.16	6,034,453
September	0.28	0.187	58,619,162	0.30	0.20	10,937,213
August	0.275	0.251	39,179,829	0.30	0.275	6,172,982
July	0.333	0.27	67,581,067	0.355	0.295	10,152,534
June	0.38	0.273	128,408,327	0.39	0.295	20,904,567
May	0.30	0.239	112,631,256	0.33	0.27	14,999,200
April	0.488	0.287	111,784,092	0.55	0.315	27,623,100
March	0.589	0.41	186,826,022	0.66	0.455	24,357,782
February	0.407	0.309	117,314,207	0.445	0.34	30,957,789
January	0.90	0.42	103,441,248	0.96	0.445	22,795,134

The Company’s outstanding 2012 Debentures are listed for trading on the TSX under the trading symbol “PDL.DB”. The 2012 Debentures commenced trading on the TSX on July 31, 2012. The following table sets out the reported high and low closing prices and trading volume of the debentures on the TSX for the periods indicated.

	TSX
	High (CAD$)	Low (CAD$)	Volume
2015
March (1 - 30)	52.50	48.25	166,000
February	52.50	42.50	410,000
January	47.50	35.00	281,000
2014
December	39.99	32.06	313,000
November	50.00	35.00	283,000
October	58.00	45.00	281,000
September	66.00	58.00	751,000
August	65.00	63.00	153,000
July	68.25	65.00	246,000
June	70.00	64.00	186,000
May	64.50	62.50	444,000
April	67.13	63.00	762,000
March	64.25	49.00	1,092,000
February	55.00	45.26	1,131,000
January	64.00	41.00	1,486,000

The Company’s outstanding Series 1 Debentures are listed for trading on the TSX under the trading symbol “PDL.DB.A”. The Series 1 Debentures commenced trading on the TSX on January 31, 2014. The following table sets out the reported high and low closing prices and trading volume of the debentures on the TSX for the periods indicated.

	TSX
	High (CAD$)	Low (CAD$)	Volume
2015
March (1 - 30)	130.02	130.02	0
February	130.02	130.02	0
January	130.02	130.02	0
2014
December	130.02	130.02	0
November	130.02	130.02	0
October	130.02	130.02	0
September	130.02	130.02	0
August	130.02	130.02	0
July	130.02	130.02	0
June	130.02	130.02	0
May	130.02	130.02	0
April	130.02	130.02	0
March	130.02	98.00	4,000
February	99.00	92.00	7,186,000
January	94.00	94.00	102,000

The Series 2 Debentures are not listed for trading on any exchange.

PRIOR SALES

The following table lists securities of the Company that have been issued during the year ended December 31, 2014 but are not listed or quoted on a marketplace.

Number of Securities	Date of Issue	Conversion Price per Debenture / Exercise price per Warrant
2,700,367 Series 2 Warrants	April 17, 2014	$0.5786
$5,000,000 Series 2 Debentures(1)	April 17, 2014	$0.4629	(2)
16,202,204 Series 2 Warrants	April 11, 2014	$0.5786
$30,000,000 Series 2 Debentures	April 11, 2014	$0.4629
Series 1 Warrants	February 10, 2014	$0.5786	(3)
Series 1 Warrants	January 31, 2014	$0.5786

(1)	Upon conversion of Series 2 Debentures, holders also receive a make-whole amount representing the unaccrued and unpaid interest that would have been paid if such debentures were held to maturity, subject to adjustment in certain circumstances. As of March 30, 2015, $34.75 million of the Series 2 Debentures have been converted into 113,470,262 Common Shares.
(2)	Conversion price at which holders may convert their Series 2 Debentures into Common Shares of the Company.
(3)	Exercise price at which each holder of a Series 1 Warrant may purchase one Common Share of the Company, which has been adjusted in accordance with the “full-ratchet” anti-dilution provisions of the Series 1 Warrants.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the directors and executive officers of the Company as of the date hereof. Each director’s term of office expires at the next annual general meeting of shareholders, or when he or she resigns or ceases to be a director by operation of law.

Directors of the Company

André J. Douchane Toronto, Ontario, Canada Director	Mr. Douchane is a seasoned mining executive with over 40 years of experience in the mining industry with a solid track record of successfully bringing development projects into production. He was appointed to the Company’s Board of Directors in April 2003, served as the President and CEO between 2003 and 2006, and as Chairman between 2006 and 2013. Previously, he held senior positions with several precious and base metal international mining companies including: as CEO of Mahdia Gold Corp, CEO of THEMAC Resources Group Ltd., President and CEO of Starfield Resources Inc., President and COO of Chief Consolidated Mining Co., and Vice President, Operations of Franco and Euro-Nevada (Newmont Mining Corporation). He holds a Bachelor’s degree in Mining Engineering from the New Mexico Institute of Mining and Technology and is a graduate of the Executive Business Program at the Kellogg School of Business in Chicago.

Director since	2003

Committees	Technical, Environment, Health and Safety Committee (Chair)

Principal Occupation	Mining Executive

Alfred L. Hills Surrey, B.C., Canada Director	Mr. Hills is a mining executive with over 35 years of international mine evaluation, development and operating experience. From 2006 to 2013, Mr. Hills was the CEO and Director of Kobex Minerals Inc., a Canadian exploration phase mining company, and its predecessor company, International Barytex Resources Ltd. Prior to that, Mr. Hills spent 26 years with the Placer Dome Group of Companies in a number of senior positions including Vice President Evaluations, and various positions at Placer Dome’s Papua New Guinea operations during construction, commissioning and start-up. Mr. Hills has participated in developing the CIM Best Practice guidelines for Mineral Resource and Mineral Reserve Estimation and was a corporate member of the SME Resources and Reserve Committee. Mr. Hills was also a member of the Canadian Security Administrators, Mining Technical Advisory and Monitoring Committee which advised the CSA on mining-related regulatory issues. Mr. Hills is a graduate of the University of British Columbia in Mining and Mineral Process Engineering. Mr. Hills is also a member of the Institute of Corporate Directors.

Director since	2014

Committees	Audit Committee Technical, Environment, Health and Safety Committee

Principal Occupation	Mining Executive

John W. Jentz Toronto, Ontario, Canada Director	Mr. Jentz is a financial and mining professional with 20 years’ experience in corporate finance and mergers and acquisitions in both public and private markets. Mr. Jentz is currently Managing Director, Investment Banking at Clarus Securites Inc., a research driven institutional investment dealer. He leads the mining group in equity underwritings and M&A assignments. Prior to that, Mr. Jentz has worked in global investment banking firms such as Bear, Stearns & Co. Inc. and independent Canadian firms such as Westwind Partners Inc. Mr. Jentz is a Chartered Professional Accountant and a Certified Public Accountant and holds an MBA from McMaster University with a focus on Finance and Marketing.

Director since	2014

Committees	Audit Committee

Principal Occupation	Managing Director, Investment Banking, Clarus Securities Inc.

Robert J. Quinn Houston, Texas, USA Chairman and Director	Mr. Quinn was first appointed to the board of directors of the Company in June 2006. He is a founding partner of the Houston mining transactional law firm Quinn & Brooks LLP, Mr. Quinn has over 30 years of legal and management experience, including as Vice President and General Counsel for Battle Mountain Gold Company. He has extensive experience in M&A transactions, corporate governance, public disclosure, governmental affairs, environmental law and land management. Mr. Quinn has a Bachelor of Science in Business Administration from the University of Denver, a Juris Doctorate degree from the University of Denver College of Law and has completed two years of graduate work in mineral economics at the Colorado School of Mines.

Director since	2006

Committees	Governance, Nominating and Compensation Committee

Principal Occupation	Partner, Quinn & Brooks LLP

Gregory J. Van Staveren Toronto, Ontario, Canada Director	Mr. Van Staveren was appointed to the Board of Directors of the Company in February 2003. Since September 2001, Mr. Van Staveren has been the President of Strategic Financial Services, a private company providing business advisory services. During this period he has sat on the board of a number of publicly traded companies. Since January 2014 he has acted as the Chief Financial Officer of Venus Concept Ltd. Mr. Van Staveren is a Chartered Professional Accountant and a Certified Public Accountant and holds a Bachelor of Math (Honours) degree from the University of Waterloo. From February 1998 until September 2001, Mr. Van Staveren was the Chief Financial Officer of MartinRea International Inc (MRE-TSX), and prior to that he was partner in the mining group of KPMG, which he joined in 1980, and where he provided accounting, and advisory services to his clients.

Director since	2003

Committees	Audit Committee (Chair) Governance, Nominating and Compensation Committee

Principal Occupation	Chief Financial Officer, Venus Concept Ltd.

William J. Weymark West Vancouver, B.C., Canada Director	Appointed to the Board of Directors of the Company in January 2007, Mr. Weymark is President of Weymark Engineering Ltd., a Company providing consulting services to businesses in the private equity, construction and resource sector. He is also a director of several private companies. Mr. Weymark is a Member of the Industry Advisory Committee for the Norman B. Keevil Institute of Mining Engineering at the University of British Columbia. Until June 2007, Mr. Weymark was President and CEO of Vancouver Wharves/BCR Marine, a transportation firm located on the west coast of British Columbia. Prior to joining Vancouver Wharves in 1991, Mr. Weymark spent 14 years in the mining industry throughout western Canada working on the start-up and operation of several mines. Mr. Weymark is a Professional Engineer and holds a Bachelor of Applied Science in Mining and Mineral Process Engineering from the University of British Columbia and is a graduate of the Institute of Corporate Directors’, Directors Education Program.

Director since	2007

Committees	Governance, Nominating and Compensation Committee (Chair) Technical, Environment, Health and Safety Committee

Principal Occupation	President, Weymark Engineering Ltd.

Executive Officers of the Company

Philippus F. du Toit Toronto, Ontario, Canada President and Chief Executive Officer	Mr. du Toit is an accomplished mining executive with a proven track record for executing on his management mandates throughout his career. Mr. du Toit joined the Company as Chief Executive Officer in March 2013. Mr. du Toit brings significant project management expertise to the Chief Executive Officer role, developed during his 37 years of global experience in the mining industry which includes senior roles for some of the world’s leading mining companies, and the successful development of multiple large capital projects. Recently, Mr. du Toit served as Executive Vice President and Head of Mining Projects and Exploration for ArcelorMittal, the world’s leading integrated steel and mining company, where he was responsible for mining strategy, exploration, project and business development. His experience also includes serving as Interim Chief Executive Officer of Baffinland Iron Mines Corp., as well as having held various senior management positions for Vale, Diavik Diamond Mines (a subsidiary of Rio Tinto plc), Voest Alpine Inc., and Gencor Ltd. Mr. du Toit holds a Bachelor of Science degree in Civil Engineering from the University of Pretoria in South Africa.

Principal Occupation	President and Chief Executive Officer, North American Palladium Ltd.

James E. Gallagher Oakville, Ontario, Canada Chief Operating Officer	Mr. Gallagher is a seasoned mining executive with over 30 years of experience in a series of roles spanning operations, projects, engineering, technology and consulting and joined the Company as Chief Operating Officer in October 2013. Prior to joining the Company, Mr. Gallagher served as Global Director of Mining at Hatch Ltd. for seven years, where he led the firm’s global mining group involved in transitioning projects to normal operations. Prior to Hatch Ltd., the foundational part of Mr. Gallagher’s experience came from his 24-year career at Falconbridge Ltd. in a variety of operations and project management roles, most of which were based in Northern Ontario. Mr. Gallagher also has a track record for identifying improvement opportunities and building out technical capabilities. Mr. Gallagher holds a Bachelor of Mining Engineering degree from Laurentian University in Canada.

Principal Occupation	Chief Operating Officer, North American Palladium Ltd.

David C. Langille Richmond Hill, Ontario, Canada Chief Financial Officer	Mr. Langille is a seasoned finance executive with over 29 years of international public company experience and joined the Company as Chief Financial Officer in January 2013. He brings a wealth of international financial expertise to NAP, notably a solid track record of optimizing operations to improve operating margins, along with merger and acquisition experience, and raising capital through a broad range of capital market products. Most recently, Mr. Langille served as the Chief Financial Officer and Vice President, Finance of Breakwater Resources Ltd. Prior to this, he served in senior financial positions for various public companies, including Lindsey Morden Group Inc., Capital Environmental Resource Inc., Cott Corporation, and TVX Gold Inc. Mr. Langille received an Honours Bachelor of Business Administration from Wilfrid Laurier University in Waterloo, Ontario, Canada, and is a member of the Institute of Chartered Professional Accountants of Ontario and the Society of Management Accountants of Ontario.

Principal Occupation	Chief Financial Officer, North American Palladium Ltd.

David Peck Brandon, Manitoba, Canada Vice President, Exploration	Dr. Peck is a Professional Geoscientist with nearly 30 years of exploration and research experience specializing in magmatic nickel-copper-PGE deposits. Dr. Peck holds global recognition as an expert in PGE exploration after serving as a senior technical and strategic consultant to several public and private companies and having worked on exploration and mining projects in more than a dozen countries. He was directly involved in several significant magmatic nickel-copper-PGE discoveries in Canada and overseas. Recently, Dr. Peck served as President and Senior Technical and Strategic Consultant at Revelation Geoscience Ltd., and prior to this, he served as Global Nickel Commodity Leader at Anglo American plc, a Senior Geologist for Falconbridge Ltd., a Senior Mineral Deposits Geologist with the Manitoba Geological Survey, held various academic roles in Canadian universities, and was the technical lead on a multi-year mineral potential study funded by the Ontario Geological Survey. He has authored numerous public presentations and government and academic publications addressing his area of specialization.

Principal Occupation	Vice President, Exploration, North American Palladium Ltd.

Tess Lofsky Toronto, Ontario, Canada Vice President, General Counsel and Corporate Secretary	Ms. Lofsky joined the Company in June 2010 as Corporate Counsel and was appointed Vice President, General Counsel and Corporate Secretary in December 2012. Prior to joining NAP, Ms. Lofsky worked as a lawyer in the corporate law department of Stikeman Elliott LLP, with a particular emphasis on mining. Ms. Lofsky has worked on a number of transactions, including equity and debt financings, mergers and acquisitions and other mining transactions. She has also had significant involvement in development projects and regional exploration initiatives. Ms. Lofsky holds an Hon B.Soc.Sc. from the University of Ottawa and an LL.B from Queen’s University, and is a member of the Law Society of Upper Canada.

Principal Occupation	Vice President, General Counsel and Corporate Secretary, North American Palladium Ltd.

Security Holdings

As of the date hereof, the number of Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by all directors and senior officers of the Company is approximately 549,253, which is less than 1% of the Common Shares issued and outstanding.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Robert J. Quinn was a director of Mercator Minerals Ltd. (“Mercator”). In early 1998, Mercator, through its then management, filed a registration statement under the US Securities and Exchange Act of 1934, as amended (the “Exchange Act”) with the US Securities and Exchange Commission (the SEC), which became effective in 1998. Mercator’s subsequent management and directors (including Mr. Quinn) were not aware that the registration statement had become effective and, accordingly, no further filings were made with the SEC. In June 2011, Mercator received a notice from the SEC advising that its registration had become effective in 1998 and that Mercator had an obligation to file periodic reports with the SEC. In view of the fact that Mercator was not able to make the filings for the period from 1998 to 2011, Mercator negotiated with the SEC and on November 8, 2011 an order (the “120 Order”) was issued under Section 120 of the Exchange Act, revoking the registration of Mercator. On November 8, 2011, Mercator filed a Form 40-F registration statement under the provisions of the Exchange Act with the SEC, which, when effective, would remove the restrictions caused by the 120 Order, so that trading of Mercator’s common shares in the United States could resume. The Form 40-F registration statement became effective on January 9, 2012.

Robert J. Quinn was a director of Mercator when it filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act (Canada) (the “BIA”) on August 26, 2014. Mr. Quinn ceased to be a director on September 4, 2014. Pursuant to section 50.4(8) of the BIA, Mercator was deemed to have filed an assignment in bankruptcy on September 5, 2014 as a result of allowing the ten-day period within which Mercator was required to submit a cash flow forecast to the Official Receiver to lapse.

Mr. Van Staveren’s consulting company, Strategic Financial Services, provided the part-time services of Mr. Van Staveren to act as the Chief Financial Officer of Starfield Resources Inc. (“Starfield”) from September 14, 2007 to March 23, 2012. Approximately one year after the termination of this agreement, on March 7, 2013, Starfield filed a Notice of Intention to Make a Proposal pursuant to the provisions of Part III of the BIA.

Conflicts of Interest

There may be potential conflicts to which the directors of the Company are subject in connection with the business and operations of the Company. The individuals concerned are governed in any conflicts or potential conflicts by applicable law. As of the date hereof, no directors and officers of the Company hold positions with other companies that explore for or produce PGMs or have other business interests which may potentially conflict with the interests of the Company.

LEGAL PROCEEDINGS

The following is a summary of material legal proceedings of which the Company is or has been a party.

In 2000, LDI and B.R. Davidson Mining & Development Ltd. (“Davidson”) entered into a construction contract whereby Davidson agreed to construct an expanded tailings management facility at the LDI Mine. LDI declared Davidson to be in default of the contract on February 2, 2001 and made a demand under a performance bond issued by AXA Pacific Insurance Company (“AXA”). Davidson was the principal named in the bond and the indemnitors were B.R. Davidson Mining & Development Ltd., Atikokan Ready Mix Ltd., Blaine R. Davidson, Bruce R. Davidson and Marlene Davidson. AXA commenced an action against the indemnitors. All of the indemnitors other than Marlene Davidson commenced a third party action against LDI, Sitka Corp., LDI’s engineers, and Aon Reed Stenhouse, the bond broker. On July 2, 2014 the Company entered into an agreement to settle the matter for $1.0 million. The first instalment of $0.5 million was paid to B.R. Davidson’s counsel in trust in July, 2014 and the second to sixth instalments of $0.1 million were paid to B.R. Davidson’s counsel in trust in August through to December, 2014. The settlement is now final.

In 2011, a Statement of Claim was filed with the Ontario Superior Court of justice against North American Palladium Ltd. and two of its former officers seeking leave to commence a class action lawsuit for alleged misrepresentations in the Corporation’s public disclosure. On June 24, 2014, the Company entered into a settlement agreement, subject to court approval. One June 26, 2014, the settlement was paid into escrow by the Company’s insurer. The settlement was approved by the court on September 16, 2014. There was no admission of wrongdoing by the Company or any of its officers and directors.

From time to time, the Company is involved in other litigation, investigations or proceedings related to claims arising out of its operations in the ordinary course of business. In the opinion of the Company’s management, these other claims and lawsuits individually and in the aggregate, even if adversely settled, would not be expected to have a material effect on the results of operations or financial condition of the Company and would not exceed ten percent of the current assets of the Company.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director, executive officer, shareholder owning, directly or indirectly, or exercising control or direction over, 10% or more of the voting securities of the Company or any associate or affiliate of any of the foregoing has or had a material interest, direct or indirect in any transaction since January 1, 2011 that has materially affected or will materially affect the Company.

TRANSFER AGENT AND REGISTRAR

Computershare Investor Services Inc. is the registrar and transfer agent of the Common Shares in Canada, and Computershare Trust Company, N.A. is the co-transfer agent for the Common Shares in the United States. Computershare Trust Company of Canada is the transfer agent for the 2012 Debentures, the Series 1 and Series 2 Debentures in Canada, and the Series 2 Warrants. Computershare Trust Company, N.A. is the co-transfer agent for the Series 1 and Series 2 Debentures in the United States. The Company acts as the transfer agent for the Series 1 Warrants.

MATERIAL CONTRACTS

Except for the agreements listed below, the Company has not entered into any material contracts, other than in the ordinary course of business:

(a)	The smelting and refining agreement with Vale dated May 3, 2012 described in the section titled “Description of the Business and General Developments – The Lac des Iles Property – Mining Operations”;

(b)	The convertible debenture indenture dated as of July 31, 2012 between the Company and Computershare in respect of the Company’s issuance of 43,000 convertible debentures for gross proceeds of $43 million;

(c)	The loan agreement dated June 7, 2013 between the Company, Brookfield and LDI, as amended on November 29, 2013, and as further amended on October 30, 2014, described in the section titled “Description of the Business and General Developments – 2013”; and

(d)	The convertible debenture indenture dated January 31, 2014, the first supplemental indenture dated January 31, 2014, and the second supplemental indenture dated April 11, 2014 all between the Company and Computershare in respect of the Series 1 and Series 2 Debentures; and the warrant indenture dated April 11, 2014 between the Company and Computershare.

INTERESTS OF EXPERTS

Some of the information relating to the Company’s LDI property in this AIF has been derived from the PEA prepared by the following Qualified Persons: David Peck, Denis Decharte, David Penna, Chris Roney, Brian Young, Rob Duinker and Babak Houdeh and has been included in reliance on such persons’ expertise. Each of these individuals is a “Qualified Person” as such term is defined in NI 43-101 and, with the exception of David Peck, David Penna and Denis Decharte, who are employees of the Company and Chris Roney who is a private consultant engaged by the Company, is independent from the Company.

None of David Peck, Denis Decharte, David Penna, Chris Roney, Brian Young, Rob Duinker and Babak Houdeh, each being persons who have prepared or supervised the preparation of reports relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. To the knowledge of the Company, as at the date hereof, the aforementioned persons and persons at the companies specified above who participated in the preparation of such reports, as a group, beneficially own, directly or indirectly, less than one percent of the outstanding securities of the Company.

Other than as indicated above, neither the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships, is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

KPMG LLP are the auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent accountants with respect to the Company under all relevant US professional and regulatory standards.

RISK FACTORS

NAP’s business is exploration, development and operation of mining properties. The risk factors below could materially affect the Company’s business, operating results and financial condition, or the trading price of the Company’s securities. The risk factors described below are not the only risks and uncertainties that the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company considers immaterial may also materially and adversely affect its business operations.

Commodity price fluctuations.

The Company’s financial results are directly related to commodity prices as its revenues are derived from sales of palladium, and to a lesser extent, platinum, gold, nickel and copper produced from the LDI Mine. Commodity prices can fluctuate widely and are affected by numerous factors beyond the

Company’s control, including production at other mines, supply from recycling, producer hedging activities, the state of the automotive industry, other production and investor demands and overall political and economic conditions. The price of palladium is affected by global supply and demand for the commodity, and the availability and cost of substitutes for palladium, such as platinum, and supply from Russia and South Africa, the two major PGM producing countries. An increased supply of palladium or platinum from Russia or South Africa could have a negative impact on the price of palladium. Further, the prices of palladium and platinum have on occasion been subject to very rapid short-term changes because of the smaller size of the market relative to other metals. The aggregate effect of these factors is impossible to predict.

If the price of palladium drops, this will adversely affect the Company’s financial performance and results of operations. Historically, changes in the market price of palladium have significantly impacted the Company’s profitability and the trading price of the Common Shares.

Fluctuations in foreign currency exchange rates in relation to the U.S. dollar.

Changes in the CAD/US exchange rate significantly affect the Company’s financial and operating results and cash flows, as the Company’s revenues and debt are denominated in US dollars but most of its operating and capital costs are incurred in CAD. As a result, a strengthening CAD relative to the US dollar will result in reduced profit or increased losses for the Company. A weakening CAD relative to the US dollar will result in reduced shareholders equity. The CAD/US exchange rate has varied significantly over the past year. From time to time, the Company may engage in hedging activities to manage its exposure related to changes in exchange rates, interest rates and commodity prices, but those hedging activities may not be successful in mitigating the Company’s exposure to those changes. There can be no assurance that future foreign exchange fluctuations will not materially adversely affect the Company’s financial performance and results of operations.

In addition, changes in currency exchange rates, and particularly a significant weakening of the South African rand or the Russian ruble relative to the US dollar, could reduce relative costs of production and improve the competitive cost position of South African or Russian PGM producers.

The Company will require substantial additional financing to fund long-term investment capital requirements.

Based on management’s preliminary internal review, significant additional capital expenditures will be required for the Phase 2 Expansion at depth. The Company’s management currently believes that the Phase 2 Expansion may help to satisfy the Company’s financial obligations and improve its long-term profitability. Additional diamond drilling followed by appropriate technical studies are required in order to ensure the best business case for deepening the shaft and developing the mine at depth.

Capital expenditures associated with the Phase 2 Expansion will require significant additional financing. There can be no assurance that additional financing will be available to the Company when needed or on terms acceptable to the Company. In addition, the consent of the lenders under the Company’s then existing debt facilities may be required for any such financing transaction. There can be no assurance that such consents would be obtained.

The Company’s inability to obtain additional financing could severely limit the Company’s long-term profitability, and the Company may be forced to pursue strategic alternatives which may include, among other things, restructuring or refinancing its indebtedness.

The Company currently has a substantial amount of indebtedness and significant interest payment requirements.

The Company currently has a substantial amount of indebtedness and significant interest payment requirements. This substantial degree of leverage could have important consequences, including the following:

•	it may limit the Company’s ability to obtain additional debt or equity financing, or limit the Company’s ability to obtain such financing on acceptable terms;

•	a substantial portion of the Company’s cash flows from operations will be dedicated to the payment of principal and interest on indebtedness and will not be available for other purposes;

•	the debt service requirements could make it more difficult to satisfy the Company’s other financial obligations;

•	the value of the Company’s securities could decline; and

•	certain of the Company’s borrowings, including borrowings under the Credit Facility, are at variable rates of interest, exposing it to the risk of increased interest rates.

The Company may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness.

The Company’s ability to make scheduled payments of interest and principal on its outstanding indebtedness or to refinance its debt obligations depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control. There can be no assurance that the Company will generate sufficient cash flow from operating activities to make its scheduled repayments of principal, interest, and any applicable premiums.

The Company may be forced to pursue strategic alternatives such as reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness. No assurances can be made that the Company would be able to take any of these actions, that these actions would be successful, or that these actions would be permitted under the terms of existing or future debt agreements, including the Credit Facility and the Brookfield Debt. The Credit Facility and the Brookfield Debt currently restrict the Company’s ability to dispose of assets and use the proceeds from such dispositions and, accordingly, the Company may not be able to dispose of assets or to obtain or use the proceeds of dispositions.

If the Company cannot make scheduled payments on its debt, or comply with its covenants, it will be in default of such indebtedness and, as a result:

•	holders of such debt could declare all outstanding principal and interest to be due and payable;

•	the lenders under the Credit Facility could terminate their commitments to lend the Company money;

•	the holders of the Company’s secured debt could realize upon the assets securing their borrowings;

•	the Company would cross-default under certain material agreements;

•	the Company could become the subject of restructuring, insolvency, bankruptcy or liquidation proceedings; and

•	the value of the Company’s securities could decline.

The Credit Facility, the 2012 Debentures, the Series 1 and Series 2 Debentures and the Brookfield Debt provide for events of default, some of which may be beyond the Company’s control.

The Credit Facility provides the Company with liquidity for day-to-day operations. The Credit Facility, the 2012 Debentures, the Series 1 and Series 2 Debentures and the Brookfield Debt contain certain events of default, some of which may be beyond the Company’s control, the occurrence of which could require the Company to pay back immediately all amounts outstanding under the Credit Facility, the 2012 Debentures, the Series 1 and Series 2 Debentures, or the Brookfield Debt, as applicable.

The Brookfield Debt and the Credit Facility each require the Company to maintain a maximum senior debt to EBITDA ratio effective as of the fourth quarter of 2014. In October 2014, the maximum EBITDA Ratio permitted is 12:1, which falls to 10:1, 9:1, 8:1, and 7:1 over the next four subsequent months respectively, to 6:1 for an additional two months, to 5:1 for the following three months and to 4:1 thereafter. If the Company’s EBITDA is not sufficient, or if the Company’s senior debt increases, the Company may not be able to satisfy the EBITDA Ratio. EBITDA in this AIF has the meaning set forth in each of the Brookfield Debt or Credit Facility as applicable. See “Risk Factors – The Company may be required to record impairment charges which may adversely affect financial results and could cause the Company to breach its covenants under the Brookfield Debt and the Credit Facility”.

Under the Brookfield Debt and the Credit Facility, the Company is required to maintain a minimum of $200 million in shareholders’ equity. As at December 31, 2014, the Company’s total shareholders’ equity was approximately $224 million. If the Company incurs losses in the future or is required to take an impairment charge that would cause the Company’s shareholders’ equity to fall below $200 million, the Company would be in breach of the Brookfield Debt and the Credit Facility and the respective lenders thereunder may declare a default and accelerate amounts owing and/or enforce their other rights as a creditor, including realizing on their security. An impairment charge would also adversely affect the Company’s financial results.

Upon the occurrence of an event of default under the Credit Facility or the Brookfield Debt, the holders of such debt could proceed against the collateral granted to them to secure that indebtedness, which collateral represents substantially all of the Company’s and its subsidiaries’ assets. If the holders of the Company’s debt accelerate the repayment of borrowings, no assurance can be made that the Company will have sufficient cash flow or assets to repay its debt or will be able to raise sufficient funds to refinance such indebtedness. Even if the Company is able to obtain new financing, it may not be on commercially reasonable terms, or acceptable terms.

Inherent risks and hazards associated with exploration, mining and processing pose operational and environmental risks.

Exploration, mining and processing operations involve many risks and hazards, including, among others:

•	metallurgical and other processing problems;

•	geotechnical problems;

•	unusual and unexpected rock formations;

•	ground or slope failures or underground cave-ins;

•	environmental contamination;

•	industrial accidents;

•	fires;

•	flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

•	organized labour disputes or work slow-downs;

•	mechanical equipment failure and facility performance problems; and

•	the availability of critical materials, equipment and skilled labour.

These risks could result in: damage to, or destruction of, the Company’s properties or production facilities; personal injury or death; environmental damage; delays in mining or processing; increased production costs; asset write downs; monetary losses; and legal liability.

In previous years, the Company has experienced significant water flows onto its properties as a result of weather conditions in northern Ontario. The Company may be required to store water in underground areas, limiting its ability to operate in those areas. Production and capital development could be delayed if the Corporation cannot operate in necessary areas as a result of such flooding, which could cause the Company to miss production targets and to lose revenue. The Company may also incur additional costs as a result of such flooding, both in dealing with excess water and in remediating any damage resulting from flooding.

The Company cannot be certain that its insurance will cover all of the risks associated with mining and processing or that it will be able to maintain insurance to cover these risks at economically feasible rates. The Company may also become subject to liability for hazards against which it cannot insure or against which the Company has elected not to insure because of high premium costs, commercial impracticality or other reasons. Such events could result in a prolonged interruption in operations that would have a negative effect on the Company’s ability to generate revenues, profits and cash flow. Losses from such events may increase costs and decrease profitability.

Failure to effectively manage the Company’s tailings facilities could have a material adverse effect on the Company.

Managing the tailings produced by the LDI Mine is integral to production. The Company is in the process of finalizing a design that addresses tailings requirements for the foreseeable future. The Company expects to begin implementation of the solution in the first half of 2015. LDI will be submitting a Closure Plan Amendment for the TMF expansion. If the Company does not receive regulatory approval for new or expanded tailings facilities on a timely basis, palladium production could be constrained or suspended.

The Company is required to obtain and renew licensing and permits, which is often a costly and time-consuming process.

Throughout the normal course of business, the Company is required to obtain and renew permits (including environmental permits) for exploration, operations and expansion of existing operations or for the development of new projects. Obtaining or renewing governmental permits is a complex and time-consuming process. The duration and success of permitting efforts are contingent upon many variables not within the Company’s control, including the interpretation of requirements implemented by the applicable permitting authority.

The Company may not be able to obtain or renew permits that are necessary for existing operations, additional permits for possible future changes including the Closure Plan Amendment for the TMF expansion, or additional permits associated with new legislation. The cost to obtain or renew permits may exceed the Company’s expectations. Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could materially adversely affect the Company’s revenues and future growth.

Additionally, it is possible that previously issued permits may become suspended for a variety of reasons, including through government or court action. There can be no assurance that the Company will continue to hold or obtain, if required to, all permits necessary to develop or continue operating the property.

There can be no assurance that delays or objections will not occur in connection with obtaining any necessary renewals of permits for the existing operations or additional permits or authorizations for any possible future changes to operations at LDI.

Inability to renew the collective agreement on acceptable terms could have a material adverse effect on the Company.

The Company’s collective agreement with the United Steelworkers of America, the union representing the hourly employees at the LDI Mine, expires on May 31, 2015. The inability to renew the agreement on acceptable terms could have a material adverse effect on the Company. In addition, work stoppages or strikes at the LDI Mine could have a material adverse effect on the results of operations and financial performance of the Company.

Uncertainty related to First Nations rights and title in Ontario may create delays or interruptions.

The nature and extent of First Nations rights and title remains the subject of active debate, claims, and litigation in Ontario. There can be no guarantee that the unsettled nature of First Nations rights and title in Ontario will not create delays in permit approval including the Closure Plan Amendment for the TMF expansion, unexpected interruptions in operations or development projects, or result in additional costs. In many cases mine construction and mining activities is only possible with consultation with local First Nations groups.

Deterioration of economic conditions will adversely impact the Company’s revenues.

The deterioration of economic conditions generally could negatively impact the Company’s business in several ways. For instance, in recent years, financial conditions have been characterized by market volatility, tight credit markets and reduced consumer confidence and business activity, which have negatively impacted the Company’s revenues and the market price of the Common Shares.

In addition, a prolonged or significant global economic contraction could put downward pressure on market prices of PGMs, particularly if demand for PGMs decline in connection with consumer demand, since PGMs are used in the production of items such as automobiles, electronics and jewellery.

In addition, some purchasers of PGMs, such as automobile manufacturers, could experience serious cash flow problems due to deteriorating global capital markets. Approximately half of global demand of palladium and platinum is for the manufacture of automotive catalytic converters. Auto companies and other PGM purchasers may be forced to reduce their product lines or production, shut down their operations or file for bankruptcy protection, which would have a material adverse effect on the Company’s business.

Inability to meet production level and operating cost estimates.

Planned production levels, capital expenditures and operating costs are estimates, which are based on technical studies as well as the Company’s experience in operating the LDI Mine. All of the Company’s estimates are subject to numerous uncertainties, many of which are beyond the Company’s control. The Company’s ability to achieve or maintain projected production at the LDI Mine is uncertain due to the fact that the Company’s production decisions are not based on feasibility studies of mineral reserves demonstrating economic viability. In addition, the Company may have difficulties attracting and maintaining a sufficient number of qualified workers to meet projected production levels. The Company cannot give assurances that its actual production levels will not be substantially lower than its estimates or that its capital expenditures and operating costs will not be materially higher than anticipated. Failure to meet production levels and operating costs estimates could adversely affect the Company’s financial performance and results of operations.

Concentrate marketing and transportation risk.

The Company has a smelter agreement with Vale, which provides for the smelting and refining of the metals contained in the concentrates produced at the LDI property. The agreement expires on June 30, 2015. NAP is in discussion with a number of smelters regarding processing of its concentrate and expects to enter into agreements with one or more smelters in the first half of 2015. The termination of the agreement or the failure to renew the agreement on acceptable terms, or at all, could have a material adverse effect on the Company’s financial performance and results of operations until such time as alternative smelting and refining arrangements could be made or alternative purchasers of the Company’s concentrates could be found. If the Company is required to make alternative arrangements for smelting and refining, or to find alternative purchasers, there can be no assurance that such arrangements would be on terms as favourable to the Company as its existing smelter agreement.

Concentrates produced at the LDI Mine are loaded onto highway road vehicles for transport to the Vale smelter. In the future, concentrates could be transported to sea ports for export to foreign smelters in markets such as South Africa and Europe. The Company could be subject to potential increases in road and maritime transportation charges and treatment and refining charges. Transportation of such concentrate is also subject to numerous risks including, but not limited to, delays in delivery of shipments, road blocks, weather conditions and environmental liabilities in the event of an accident or spill. There is no assurance that transportation contracts for the concentrates will be entered into on acceptable terms or at all.

NAP could also be subject to limited smelter availability and capacity and could face the risk of a potential interruption of business from a third party beyond its control, which could have a material adverse effect on the Company’s operations and revenues.

Expansion of the LDI Mine involves significant risks.

Additional diamond drilling and appropriate technical studies are required in order to determine the economic viability and capital cost of expansion projects including the Open Pit Expansion and Phase 2 Expansion of the mine at depth. The results of the additional drilling and studies are uncertain and, if the results of such drilling and/or studies are unfavourable, the Company may need to find alternative sources of long-term production.

There is significant risk involved in all expansion projects. Project delays may adversely affect expected revenues and cost overruns may adversely affect project economics. In addition, completed expansion projects may not operate as expected by the Company, or result in the achievement of targeted operational results. The Company’s ability to execute on its development projects on time and on budget depends on many factors beyond the Company’s control, including the availability of equipment and personnel, access, weather, accidents, equipment breakdown, the need for government and regulatory approvals and unexpected or uncontrollable increases in the costs or availability of materials. Other risks include, but are not limited to, delays in obtaining sufficient financing, as well as unforeseen difficulties encountered during the expansion process including labour disputes or opposition by First Nations to the expansion and other risks that generally apply to the Company.

Calculation of mineral reserves, mineral resources and metal recovery are only estimates, and there can be no assurance about the quantity and grade of minerals until the metals are actually mined.

The calculation of mineral reserves, mineral resources and grades are merely estimates and depend on geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which might prove to be inaccurate. Mineral resources that are not mineral reserves do not have demonstrated economic viability and mineral reserve estimates are based on certain assumptions, including metal prices. Until mineral reserves or mineral resources are actually mined and processed, the quantity of reserves or resources and their respective grades must be considered as estimates only. Any material change in the quantity of mineral reserves, mineral resources, grade or stripping ratio may affect the economic viability of the Company’s operations.

The Company cannot guarantee that it will recover the indicated quantities of metals. Future production could differ dramatically from such estimates for the following reasons:

•	actual mineralization or ore grade could be different from those predicted by drilling, sampling, technical studies or technical reports;

•	resources may not be successfully converted to reserves;

•	changes in the life-of-mine plan; or

•	the grade of ore may vary over the life of the mine and the Company cannot give any assurances that any particular mineral reserve estimate will ultimately be recovered.

The occurrence of any of these events may cause the Company to adjust its mineral resource and reserve estimates or change its mining plans, which could negatively affect the Company’s financial condition and results of operations. Moreover, short-term factors, such as the need for additional development of the orebody or the processing of new or different grades may adversely affect the Company’s operations and results.

Decreases in the market price of palladium or other metals or changes to foreign currency exchange rates may render the mining of reserves uneconomic.

The mineral resource and reserve figures presented in this AIF are estimates, which are, in part, based on forward-looking information, and no assurance can be given that the indicated level of palladium, platinum, gold, nickel and copper will be produced. Factors such as metal price fluctuations, changes in the CAD/US exchange rate, increased production costs and reduced recovery rates may render the present proven and probable reserves unprofitable to develop at a particular site or sites for periods of time.

The PEA assumes the following long-term prices: US$855 per ounce for palladium, US$1,611 per ounce for platinum, US$1,275 per ounce for gold, US$8.87 per pound for nickel, US$3.01 per pound for copper and a CDN$/US$ exchange rate of CDN$1.00 = US$1.11. Mineral reserve and resource estimates would be lower than estimated to the extent that actual metal prices are lower than assumed or the CAD is stronger than assumed.

The Company’s operations may be affected by increased demand for, and cost of, exploration, development and construction services and equipment.

Strength of the metal market can result in an increase in exploration, development and construction activities around the world, resulting in increased demand for, and cost of, exploration, development and construction services and equipment. The costs of such services and equipment could increase in the future, which could result in delays or materially increased costs if services or equipment cannot be obtained in a timely manner or at acceptable prices.

Future exploration at the LDI property or at the Company’s other exploration properties may not result in increased mineral reserves or mineral resources.

As mines have a depleting asset base, the Company actively seeks to replace and expand its mineral reserves and mineral resources through exploration and development, strategic acquisitions and joint ventures. The Company has conducted exploration programs on the LDI property and elsewhere with the objective of increasing total mineral reserves and mineral resources. Exploration for minerals involves many risks and uncertainties and is frequently unsuccessful. Among the many uncertainties inherent in any exploration and development program are the location of mineralized zones, the development of appropriate metallurgical processes, the receipt of necessary governmental permits to mine a deposit and the construction of mining and processing facilities. Assuming discovery of an economic mineralized zone, several years may elapse from the completion of the exploration phase until commercial production commences and during such time the economic feasibility of production may change. There can be no assurance that the Company’s current exploration and development programs will result in economically viable mining operations or yield new mineral reserves and mineral resources to replace current mineral reserves and mineral resources. This could prevent the Company from sustaining its targeted production levels over the long term, which could impact its ability to generate sufficient cash flows to fund its operations.

The Company’s future prospects will be negatively affected if the LDI Mine fails to achieve or maintain projected production levels.

The Company’s future prospects will be negatively affected if the LDI Mine fails to achieve or maintain projected production levels. Unforeseen conditions or developments could arise during the ongoing development and operation of the LDI Mine or other properties, which could increase costs and adversely affect the Company’s ability to generate revenue and profits. These conditions may include, among others:

•	shortages or unanticipated increases in the cost of equipment, materials or skilled labour;

•	delays in delivery of equipment or materials;

•	labour disruptions;

•	adverse weather conditions or natural disasters;

•	accidents;

•	unforeseen engineering, design, environmental or geotechnical problems; and

•	unanticipated changes in the life-of-mine plan or the ultimate mine design.

Title to the Company’s mineral properties cannot be guaranteed.

The Company cannot guarantee that title to its properties will not be challenged. The Company’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company’s mineral properties may be subject to prior recorded and unrecorded agreements, transfers or claims, and title may be affected by, among other things, undetected defects. Additionally, there can be no guarantee that potential First Nations claims to the Company’s mineral properties will not create delays in project approval, unexpected interruptions in project progress or production, or result in additional costs to advance the project. A successful challenge to the area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

The Company is subject to extensive environmental and other regulatory requirements.

Environmental laws and regulations affect the exploration, development, mining and processing operations of the Company. These laws and regulations set various standards regulating the environment and require the Company to obtain various operating approvals and licenses. Environmental legislation generally provides for restrictions and prohibitions on emissions of various substances produced in association with mining operations, such as seepage from tailings containment facilities, which could result in environmental pollution.

In addition, amendments to current laws or regulations governing mining companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in costs, reductions in levels of production or delays in the development of new mining properties. In addition to existing requirements, new environmental legislation may be implemented in the future with the objective of further protecting human health, the environment and climate change. New environmental legislation or changes in existing environmental legislation could have a negative effect on production levels, product demand, and methods of production and distribution. The complexity and breadth of these issues make it difficult for the Company to predict their impact.

A breach of such legislation could result in the issuance of governmental orders, imposition of fines and penalties and, in certain circumstances, could result in the loss of operating licenses or approvals, or the suspension of the Company’s operations. Significant liabilities could be imposed for damages or clean-up costs in the event of damage to the environment or non-compliance with environmental laws or regulations, which may have a material adverse impact on the Company’s operations or financial results. If the Company fails to obtain or maintain the necessary operating approvals or licenses it may not be able to continue its operations in its usual manner or at all.

The Company cannot give assurances that it will at all future times be in compliance with all federal and provincial environmental legislation or that steps to bring the Company into compliance would not have a negative effect on its financial condition and results of operations.

The cost of complying with environmental legislation may be significant.

The Company’s operations are subject to extensive environmental legislation. This legislation requires the Company to obtain various operating approvals and licenses and also imposes standards and controls on activities relating to exploration, development and production. The cost to the Company of obtaining such approvals and licenses and abiding by environmental legislation, standards and controls may be significant.

The Company will be responsible for all costs of closure and reclamation at the LDI property. In addition, to the extent that the Company’s exploration activities at other projects disturb the land or some other environmental attribute, the Company may incur clean-up and other reclamation costs at such projects. The LDI Mine closure plan provides for approximately $14.1 million of closure and restoration costs. This obligation of the Company is secured by a letter of credit in the amount of $14.1 million. Including the Shebandowan West project, the Company’s obligations with respect to the eventual clean-up and restoration of these sites is secured by total letters of credit in the amount of $14.4 million. There can be no assurance that the closure and reclamation costs for these sites will not substantially exceed the Company’s estimates, or that letters of credit will cover these costs.

Changes in environmental legislation or in its enforcement, new information on existing environmental conditions or other events, including changes in environmental controls or standards or in their enforcement, may increase future environmental expenditures or otherwise have a negative effect on the Company’s financial condition and results of operations.

Compliance with current and future government regulations may cause the Company to incur significant costs.

The Company’s activities are subject to extensive Canadian federal and provincial legislation governing matters such as mine safety, occupational health, labour standards, prospecting, exploration, production, exports, explosives, management of natural resources, price controls, land use, water use, and taxes. Compliance with applicable legislation could require the Company to make significant capital outlays. The enactment of new legislation or more stringent enforcement of current legislation may increase costs, which could have a negative effect on the Company’s financial position. The Company cannot make assurances that it will be able to adapt to these regulatory developments on a timely or cost effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions, including possible shut-downs of the LDI property and future operations, as applicable.

If the Company loses key personnel or is unable to attract and retain personnel, the Company’s mining operations and prospects could be significantly harmed.

The Company is dependent upon the services of a small number of members of senior management. The Company’s current operations and its future prospects depend on the experience and knowledge of these individuals. The Company does not maintain any “key person” insurance. The loss of one or more of these individuals could have a material adverse effect on the Company’s mining operations and results of operations.

The Company faces competition from other, larger suppliers of PGMs and from potential new sources of PGMs.

The Company competes globally with other PGM producers and suppliers, some of which are significantly larger and have access to greater mineral reserves and financial resources. In addition, recycling and new mines could increase the global supply of palladium. The Company may not be successful in competing with these existing and emerging PGM producers and suppliers.

Current and future litigation and regulatory proceedings may impact the revenue and profits of the Company.

The Company may be subject to civil claims (including class action claims) based on allegations of negligence, breach of statutory duty, public nuisance or private nuisance or otherwise in connection with its operations or investigations relating thereto. Potential liability may be covered in whole or in part by insurance; however such liability may be material to the Company and may materially adversely affect its ability to continue operations.

In addition, the Company may be subject to actions or related investigations by governmental or regulatory authorities in connection with its activities at the LDI property or its other properties. Such actions may include prosecution for breach of relevant legislation or failure to comply with the terms of the Company’s licenses and permits and may result in liability for pollution, other fines or penalties, revocations of consents, permits, approvals or licenses or similar actions, which could be material and may impact the results of operations of the Company. The Company’s current insurance coverage may not be adequate to cover any or all of the potential losses, liabilities and damages that could result from the civil and/or regulatory actions referred to above, or the Company may elect not to insure against such risks.

The development of new technology or new alloys could reduce the demand for palladium and platinum.

Demand for palladium and platinum may be reduced if manufacturers in the automotive, electronics and dental industries find substitutes for palladium or platinum. The development of a substitute alloy or synthetic material which has catalytic characteristics similar to PGMs could result in a decrease in demand for palladium and platinum. Furthermore, if the automotive industry were to develop automobiles that do not require catalytic converters, such as pure electric vehicles, it could significantly reduce the demand for palladium and platinum. High prices for palladium or platinum would create an incentive for the development of substitutes. Any such developments could have a material adverse effect on the Company’s financial condition and results of operations.

The Company’s hedging activities could expose it to losses.

From time to time, the Company may engage in hedging activities to manage its exposure related to currencies, interest rates and commodity prices. While hedging related to realized metal prices may protect the Company against low metal prices, it may also limit the price the Company can receive on hedged products. As a result, the Company may be prevented from realizing possible revenues in the event that the market price of a metal or currency exceeds the price stated in a forward sale or call option contract. In addition, the Company may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

Lack of infrastructure could impact operations, or delay or prevent the Company from developing its projects.

Operations and the completion of development projects is subject to various requirements, including the availability and timing of acceptable arrangements for electricity or other sources of power, water and transportation facilities. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could impact operations or prevent or delay development projects. If adequate infrastructure is not available in a timely manner, there can be no assurance that:

•	operations will achieve the anticipated costs or production volumes;

•	development projects will be completed on a timely basis, if at all; or

•	the ongoing costs associated with development of the Company’s advanced projects will not be higher than anticipated.

The Company may fail to achieve and maintain adequate internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act and equivalent Canadian legislation.

The Company documented and tested, during its fiscal year ended December 31, 2014, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”) and equivalent Canadian legislation. Both SOX and Canadian legislation require management to assess annually the effectiveness of the Company’s internal control over financial reporting (“ICFR”).

The Company may fail to maintain the adequacy of its ICFR as such standards are modified, supplemented or amended from time to time, and the Company may not be able to ensure that it can conclude, on an ongoing basis, that it has effective ICFR in accordance with Section 404 of SOX and equivalent Canadian legislation. The Company’s failure to satisfy the requirements of Section 404 of SOX and equivalent Canadian legislation on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price of the Common Shares or the market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that the Company’s ICFR will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s processes, procedures and controls could also be limited by simple errors or faulty judgments. In addition, if the Company expands, the challenges involved in implementing appropriate ICFR will increase and will require that the Company continue to improve its ICFR.

Difficulty of investors in the United States to enforce civil liabilities against the Company based solely upon the federal securities laws of the United States.

The Company is a Canadian corporation, with its principal place of business in Canada. A majority of the Company’s directors and officers and some or all of the experts named in this AIF are residents of Canada and all of the Company’s assets and a significant portion of the assets of some or all of the Company’s directors and officers and the experts named in this AIF are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon the Company or its directors or officers or such experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933, as amended. Investors should not assume that Canadian courts (1) would enforce judgments of U.S. courts obtained in actions against the Company or such directors, officers or experts predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or (2) would enforce, in original actions, liabilities against the Company or such directors, officers or experts predicated upon the U.S. federal securities laws or any such state securities or “blue sky” laws. In addition, the protections afforded by Canadian securities laws may not be available to investors in the United States.

AUDIT COMMITTEE INFORMATION

Audit Committee Mandate

The Audit Committee is responsible for assessing the performance of the Company’s auditors and for reviewing the Company’s financial reporting and internal controls. The Committee has adopted a mandate, ratified by the Board, which describes roles and responsibilities of the members of the Committee.

The Mandate of the Audit Committee is set out in full beginning on page 69.

Composition of the Audit Committee

The Audit Committee comprises Messrs. Van Staveren (Chair), Hills and Jentz.

Relevant Education and Experience

Messrs. Van Staveren, Hills and Jentz are independent as such term is defined in NI 52-110 – Audit Committees and are financially literate. Each of the members has the requisite qualification to serve on the Audit Committee. Mr. Van Staveren has received a CA and a CPA designation and was a former partner at KPMG LLP. Mr. Jentz has received a CA designation. Mr. Hills has had extensive management and board experience in the mining industry.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services performed by the Company’s external auditors are pre-approved by the Audit Committee.

External Auditor Service Fees

Audit Fees

The aggregate fees billed by KPMG LLP, Chartered Professional Accountants, the Company’s external auditors for the fiscal years ended December 31, 2014 and 2013, for audit fees, including professional services that are normally provided by the external auditors in connection with statutory and regulatory filings or engagements for such years were $688,000 and $508,500 respectively.

Audit-Related Fees

The aggregate fees billed by KPMG for the fiscal years ended December 31, 2014 and 2013 for assurance and related services rendered by it that are reasonably related to the performance of the audit or review of the Company’s financial statements for that year were $70,000 and $49,000, respectively. In 2014, these fees were paid for services rendered in connection with French translation services for various documents including quarterly financial statements and MD&A. In 2013, these fees were paid for services rendered in connection with French translation services for various documents including quarterly financial statements and MD&A.

Tax Fees

The aggregate fees billed by KPMG for the fiscal years ended December 31, 2014 and 2013 for professional services rendered by it for tax compliance, tax advice, tax planning and other services were $35,000 and $73,600, respectively. In 2014, such fees were paid for the preparation of federal/provincial tax returns and other tax advisory services. In 2013, such fees were paid for the preparation of federal/provincial tax returns and other tax compliance and tax advisory services.

All Other Fees

The aggregate fees billed by KPMG for the fiscal years ended December 31, 2014 and 2013, other than for the services reported in the preceding three paragraphs, were $nil and $nil, respectively.

ADDITIONAL INFORMATION

We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act, we also file reports with, and furnish other information to, the SEC. Under a multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR and any document we file with or furnish to the SEC at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Certain of our filings are also available electronically on EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, is contained in the Company’s management information circular for its most recent annual meeting of securityholders that involved the election of directors. As well, additional financial information is provided in the Company’s annual financial statements for the year ended December 31, 2014 and management’s discussion and analysis of operations and financial results.

MANDATE OF THE AUDIT COMMITTEE

Composition

The Audit Committee shall consist of a minimum of three directors of the Company.

1.	The Audit Committee shall be comprised entirely of independent directors, as such term is defined by applicable laws and related rules and regulations, and rules of relevant stock exchanges (collectively referred to as “Applicable Laws”). For clarity, US Applicable Laws means laws applicable to SEC registrants that are foreign private issuers.

2.	A member is only exempt from the independence requirements if permitted by Applicable Laws. The appointment of a non-independent director shall be disclosed in the next proxy circular mailed to shareholders. If there is reliance on curing provisions, notice shall be given to the stock exchanges immediately upon learning of the circumstances that resulted in the non-compliance.

3.	A quorum for the transaction of business at all meetings of the Audit Committee shall be a majority of members.

Independent Directors

A director is considered “independent” for the purposes of this policy if such director satisfies the requirements of “outside” and “unrelated” prescribed by the TSX. Notwithstanding the foregoing, directors appointed to the Audit Committee shall meet the standards prescribed by both the TSX and the NYSE MKT. “Prescribed period” means the period prescribed by law and currently under the Canadian Multilateral Instrument 52-110 under the NYSE MKT rules it is three years.

A director shall be considered independent if he or she meets the following requirements:

a)	A member of an audit committee is independent if the member has no direct or indirect material relationship with the issuer.

b)	For the purposes of subsection a), a material relationship means a relationship which could, in the view of the issuer’s board of directors, reasonably interfere with the exercise of a member’s independent judgement.

c)	Despite subsection b), the following individuals are considered to have a material relationship with an issuer:

i.	An individual who is, or has been, an employee or executive officer of the issuer (or any of its affiliates), unless the prescribed period has elapsed since the end of the service of employment;

ii.	An individual whose immediate family member is, or has been, an employee or executive officer of the issuer (or any of its affiliates), unless the prescribed period has elapsed since the end of the service of employment;

iii.	An individual who is, or has been, an affiliated entity of, a partner of, or employed by, a current or former internal or external auditor of the issuer, unless the prescribed period has elapsed since the person’s relationship with the internal or external auditor, or the auditing relationship, has ended;

iv.	An individual whose immediate family member is, or has been, an affiliated entity of, a partner of, or employed in a professional capacity by, a current or former internal or external auditor of the issuer, unless the prescribed period has elapsed since the person’s relationship with the internal or external auditor, or the auditing relationship, has ended;

v.	An individual who is, or has been, or whose immediate family member is or has been, employed as an executive officer of an entity if any of the issuer’s current executives serve on the entity’s compensation committee, unless the prescribed period has elapsed since the end of the service or employment;

vi.	An individual who: (a) has a relationship with the issuer pursuant to which the individual may accept, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or any subsidiary entity of the issuer, other than as remuneration for acting in his or her capacity as a member of the board of directors, or any board committee or as part-time chair or vice chair of the board or any board committee; and (b) receives, or whose immediate family member receives, more than $75,000 per year (or US$60,000 whichever is less) in direct compensation from the issuer, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee or as part-time chair or vice chair of the board or any board committee, unless the prescribed period has elapsed since he or she ceased to receive more than $75,000 per year (or US$60,000 whichever is less) in such compensation;

vii.	An individual who is an affiliated entity of the issuer or any of its subsidiary entities;

viii.	A person who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the issuer made, or from which the issuer received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or US$200,000, whichever is more, other than the following:

a.	Payments arising solely from investments in the issuers securities; or

b.	Payments under non-discretionary charitable contribution matching programs; or

c.	A person who has participated in the preparation of the financial statements of the issuer or any current subsidiary of the issuer and any time during the past three years.

Qualifications and Experience

At the time of appointment or within a reasonable period of time following appointment, each member of the Committee must be financially literate, meaning the member has the ability to read and understand a set of financial statements that present the breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of the issues that can be reasonably be expected to be raised by the Company’s financial statements.

1.	At least one member (the “financial expert”) of the Committee must have:

a)	An understanding of financial statements and accounting principles used by the Company to prepare its financial statements;

b)	The ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves;

c)	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

d)	An understanding of internal controls and procedures for financial reporting; and

e)	An understanding of audit committee functions.

2.	The financial expert must have acquired the foregoing attributes through one or more of the following:

a)	Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

b)	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

c)	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

d)	Other relevant experience.

Mandate and Responsibilities

The Audit Committee shall:

1.	Review and assess the adequacy of the Audit Committee mandate on an annual basis;

2.	Meet with the Company’s external auditors as necessary and before the submission of the audited annual financial statements to the Board and communicate to external auditors that they are ultimately accountable to the Board and the Audit Committee as representatives of shareholders;

3.	Review the annual financial statements of the Company and “management’s discussion and analysis” and recommend the financial statements for approval to the Board;

4.	Review and approve interim financial statements of the Company and “management’s discussion and analysis” prior to filing with the securities regulatory authorities and delivery to shareholders;

5.	Obtain explanations from management on all the significant variances between comparative reporting periods and, in respect of the annual financial statements, question management and the external auditor regarding the significant financial reporting issues discussed during the fiscal period and the method of resolution;

6.	Be responsible for:

a)	Ensuring that a written statement is obtained from the external auditor describing all relationships between the external auditor and the Company;

b)	Discussing with the external auditor any disclosed relationships or services that may impact the objectivity and independence of the external auditor; and

c)	Determining that the external auditors have a process in place to address the rotation of the lead partner and other audit partners serving the account as required under Canadian independence standards and the SEC independence rules, as applicable to foreign private issuers.

7.	Assess the performance of the external auditors and recommend to the Board annually or as they may otherwise determine a duly qualified external auditor to be nominated (for appointment or retention) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

8.	Review the plan and scope of the audit to be conducted by the internal (if any) and external auditors of the Company;

9.	Approve, or recommend to the Board for approval, the compensation of the external auditors;

10.	Directly oversee the work of the external auditors, including reviewing the Company’s critical accounting policies and practices, material alternative accounting treatments and material written communications between the external auditors and management, and the resolution of disagreements between management and the external auditor regarding financial reporting;

11.	Pre-approve all audit and permitted non-audit services to be provided to the Company or its subsidiary entities by its external auditors or the external auditors of the Company’s subsidiary, in accordance with Applicable Laws;

12.	Review all post-audit or management letters containing the recommendations of the external auditor and management’s response or follow-up of any identified weakness;

13.	Meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with external auditors;

14.	Oversee the governance of management’s Disclosure Committee;

15.	Review all annual and interim earnings press releases;

16.	Determine that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements, other than disclosure in the Company’s financial statements, management’s discussion and analysis and earnings press releases, and periodically assess the adequacy of these procedures;

17.	Establish procedures for:

a)	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

b)	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

18.	Enquire as to the adequacy of the Company’s system of internal controls and review periodic reports from management about internal controls

19.	Review the Company’s process with respect to risk assessment and risk management, including an assessment of risk with respect to financial reporting.

20.	Review and approve all related party transactions;

21.	Review and approve the Company’s hiring policies regarding employees and former employees of the present and former external auditors of the Company;

22.	Have such other duties, powers and authorities, consistent with the provisions of the Canada Business Corporations Act, as the Board may, by resolution, delegate to the Audit Committee from time to time.

Authority

The Audit Committee shall have the authority:

1.	For the purpose of performing their duties, to inspect all of the books and records of the Company and its affiliates and to discuss such accounts and records and any matters relating to the financial position or condition of the Company with the officers and internal (if any) and external auditors of the Company and its affiliates;

2.	To engage independent counsel and other advisors as it determines necessary to carry out its duties;

3.	To set and pay the compensation for any advisors employed by the Audit Committee, including without limitation, compensation to any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

4.	To set and pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties; and

5.	To communicate directly with the internal (if any) and external auditors.

Proceedings

The following shall apply to the proceedings of the Audit Committee:

1.	The business of the Audit Committee shall be transacted in person, by conference call or by resolution in writing. All questions at a meeting shall be decided by majority vote of those present and the Chairman of the meeting shall not have a second or casting vote.

2.	A resolution in writing signed by all members of the Audit Committee shall be as valid as if it had been passed at a duly called and constituted meeting. Such resolutions may be signed in one or more counterparts.

3.	The Audit Committee chairman shall periodically report to the Board of Directors on the activities of the Audit Committee.

4.	The external auditor of the Company shall, at the expense of the Company, be entitled to attend and be heard at or may be invited to any meeting of the Audit Committee.

5.	The external auditor and senior management shall have the opportunity or may be invited to meet separately with the Audit Committee.

6.	The minutes of the proceedings of the Audit Committee and any resolutions in writing shall be kept in a book provided for that purpose which shall always be open for inspection by any director of the Company.

IMPERIAL-METRIC CONVERSION TABLE

Imperial	Metric
1 troy ounce	31.103 grams
1 ton, short	0.907 tonnes
1 troy ounce per ton	34.286 grams per tonne
1 foot	0.305 metres
1 mile	1.609 kilometres
1 acre	0.405 hectares

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this document:

“°C” means degrees Celsius.

“2014 LDI Report” means the NI 43-101 report titled “Technical Report Lac des Isles Mine, Ontario, Incorporating Prefeasibility Study for Life of Mine Plan” dated March 31, 2014 (effective date of March 21, 2014) prepared by Tetra Tech WEI Inc.

“Au” means gold.

“concentrate” means a product containing the valuable metal and from which most of the waste material in the ore has been removed.

“Cu” means copper.

“cut-off grade” is determined by the following formula parameters: estimates over the relevant period of mining costs, ore treatment costs, general and administrative costs, refining costs, royalty expenses, process and refining recovery rates and PGM prices.

“diamond drilling” means rotary drilling using diamond impregnated bits to produce a solid continuous core sample of the underlying rock.

“EGAB” means equigranular gabbro.

“feasibility study” means a comprehensive technical and economic study of the selected development option for a mineral project that includes detailed assessments of the factors and detailed financial analysis that are necessary to demonstrate that extraction is reasonably justified (economically mineable).

“g” means gram.

“gabbro” means a dark, course-grained intrusive rock usually composed of angular rock fragments.

“grade” means a particular quantity of ore or mineral relative to other constituents, in a specified quantity of rock.

“g/t” means grams per tonne.

“head grade” means the quantity of valuable mineral or metal contained in each tonne of ore delivered to the concentrator.

“HGABBX” means Heterolithic Gabbro Breccia.

“indicated resource” means that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred resource” means that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“intrusion/intrusive” means a mass of igneous rock that was injected and solidified within the earth’s crust.

“iridium” means hard, brittle, silver-white platinum group metal used for pen tips, jewellery, resistance wiring, electronic contacts and electrodes.

“km2” means square kilometre.

“lb” means pound.

“L/d” means litres per day.

“L/min” means litres per minute.

“LDI” means Lac des Iles Mines Ltd.

“LDI Mine” means the Lac des Iles mine.

“mafic rocks” or “ultramafic rocks” means rocks composed of 40 to 90% mafic minerals (PGM deposits are usually hosted in mafic and untramafic intrusive rocks).

“MBI” means the Mine Block Intrusion.

“measured resource” means that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“mineral reserve” means the economically mineable part of a measured or indicated resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.

“mineral resource” means a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“mineralization” means the concentration of metals and their chemical compounds within a body of rock.

“mm” means millimetre.

“mL” means millilitre.

“MNDM” means the Ontario Ministry of Northern Development and Mines.

“Mt” means million tonnes.

“Ni” means nickel.

“North VT Rim” means mineralization of possible economic significance located about one kilometre along strike to the east of the Roby Zone which may be contiguous to an extension of the Roby Zone.

“NQ” refers to a common diameter (47.6 mm) size of core.

“NSR” means net smelter return, being the gross proceeds received from the sale of minerals less the cost of smelting, refining, freight and other related costs.

“NSR royalty” means net smelter return royalty, being a royalty based on the gross proceeds received from the sale of minerals less the cost of smelting, refining, freight and other related costs.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“Offset Zone” means the mineralized zone located below and approximately 250 metres to the west of the Lac des Iles underground mine orebody.

“OK” means ordinary kriging.

“ore” means a mixture of valuable and worthless minerals from which at least one of the minerals can be mined and processed at an economic profit.

“osmium” means a rare, hard white metal.

“ounce” or “oz.” means a troy ounce. A troy ounce is equal to one-twelfth part of a pound or 31.103 grams.

“Outlaw Zone” means the potential zone of mineralization at the LDI Mine located to the west of the Offset Zone.

“palladium” means a white, ductile, malleable precious metal that does not tarnish at normal temperatures. Palladium is used in a wide range of applications including automotive catalytic converters, electronics, dentistry, jewellery and chemical applications.

“Pd” means palladium.

“PEA” means the new NI 43-101 report titled “NI 43-101 Technical Report for Lac des Iles Mine, Ontario, Incorporating a Preliminary Economic Assessment of the Mine Expansion Plan” dated March 27, 2015 prepared by Qualified Persons.

“PGEs” means platinum group elements.

“PGMs” means “Platinum Group Metals”. Platinum Group Metals include platinum, palladium, rhodium, ruthenium, osmium and iridium. All PGMs have catalytic qualities and resist corrosion and are chemically inert over a wide range of temperatures.

“Pt” means platinum.

“pyroxenite” means an ultramafic rock which predominantly contains the mafic mineral pyroxene (Mg-rich silicate).

“PYXT” means a pyroxenite unit.

“QA” means quality assurance.

“QC” means quality control.

“Qualified Person” means an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; has experience relevant to the subject matter of the mineral project and the technical report; and is a member in good standing of a professional association.

“RGO” means low-grade stockpile.

“rhodium” means a silver-white metal of the platinum family resistant to tarnishing and used as an electrode posit, or alloyed with platinum to manufacture thermocouples.

“Roby Zone” means the previously operated open pit and the underground mine which is currently in production on the LDI property.

“Sheriff Zone” means a PGM zone delineated in 2013 at the LDI Property, located approximately 100 metres southeast of the Offset Zone.

“tailings” means that portion of the ore which remains after the valuable minerals have been extracted.

“t/a” means tonnes per year.

“Tetra Tech” means Tetra Tech WEI Inc.

“TMF” means tailings management facility.

“tonne” means a metric measure consisting of 2,204.6 pounds or 1,000 kilograms.

“ultramafic” means rocks composed of greater than 90% mafic minerals (PGM deposits are usually hosted in mafic and ultramafic intrusive rocks).

“VGAB” means varitextured gabbro.

“waste” means barren rock in a mine, or mineralized material that is too low in grade to be mined and milled at a profit.

“wt%” means weight percent.